Exhibit 10.4

SOLV ENERGY HOLDINGS LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [●], 2026

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND REPURCHASE OPTIONS SET FORTH IN THIS AGREEMENT.

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS		3

ARTICLE II ORGANIZATIONAL MATTERS		18

Section 2.01.	Formation of Company	18

Section 2.02.	Amended and Restated Limited Liability Company Agreement	18

Section 2.03.	Name	18

Section 2.04.	Purpose; Powers	18

Section 2.05.	Principal Office; Registered Office	18

Section 2.06.	Term	18

Section 2.07.	No State-Law Partnership	19

ARTICLE III MEMBERS; UNITS; CAPITALIZATION		19

Section 3.01.	Members	19

Section 3.02.	Units	20

Section 3.03.	Recapitalization; PubCo Member Capital Contributions; PubCo Member Purchase of Common Units; Contributions to Subsidiary PubCo Members; Management Holdings Contribution	21

Section 3.04.	Authorization and Issuance of Additional Units	22

Section 3.05.	Repurchase or Redemption of Shares of Class A Common Stock	24

Section 3.06.	Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units	24

Section 3.07.	Negative Capital Accounts	25

Section 3.08.	No Withdrawal	25

Section 3.09.	Loans From Members	25

Section 3.10.	Corporate Equity Incentive Plans	25

Section 3.11.	Dividend Reinvestment Plan or Other Plan	27

ARTICLE IV DISTRIBUTIONS		28

Section 4.01.	Distributions	28

ARTICLE V CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS		29

Section 5.01.	Capital Accounts	29

Section 5.02.	Allocations	30

Section 5.03.	Regulatory Allocations	30

i

Schedules

Schedule 1 – Schedule of Pre-IPO Members

Schedule 2 – Schedule of Members

Exhibits

Exhibit A – Form of Joinder

Exhibit B-1 – Form of Agreement and Consent of Spouse

Exhibit B-2 – Form of Spouse’s Confirmation of Separate Property

SOLV ENERGY HOLDINGS LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) of SOLV Energy Holdings LLC, a Delaware limited liability company (the “Company”), dated as of [●], 2026 (the “Effective Date”), is entered into by and among the Company; SOLV Energy, Inc., a Delaware corporation (“PubCo”); SOLV Manager Sub Inc., a Delaware corporation (“Manager Sub”), as the managing member of the Company; SOLV Energy Management Holdings LP, a Delaware limited partnership (“Management Holdings”); and each of the other Members (as defined herein). Unless the context otherwise requires, capitalized terms used herein have the respective meaning ascribed to them in Article I.

RECITALS

WHEREAS, the Company was formed as a limited liability company with the name “ASP SRE Intermediate Holdings LLC”, pursuant to and in accordance with the Delaware Act by the filing of the Certificate with the Secretary of State of the State of Delaware pursuant to Section 18-201 of the Delaware Act on August 26, 2021;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated October 7, 2024, by and between the Company and ASP Endeavor Acquisition LLC, a Delaware limited liability company (“CS Acquisition”), CS Acquisition merged with and into the Company (the “Merger”), the separate existence of CS Acquisition ceased, and the Company continued as the surviving entity and succeeded to and assumed all of the assets, rights, interests, powers, properties, debts, liabilities and obligations of CS Acquisition;

WHEREAS, pursuant to the Merger, the name of the Company was changed to “AS Renewable Technologies Holdings LLC” on the date of consummation thereof, and the name of the Company was subsequently changed to “SOLV Energy Holdings LLC” pursuant to the filing of a Certificate of Amendment with the Secretary of State of Delaware on January 27, 2025;

WHEREAS, prior to the Reorganization (as defined below), the Company was governed by that certain Limited Liability Company Agreement of the Company, dated as of August 26, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the effectiveness of this Agreement, together with all schedules, exhibits and annexes thereto, the “Existing LLC Agreement”), which SOLV Energy Parent Holdings LP, a Delaware limited partnership (“Parent Holdings”), executed in its capacity as the member (the “Existing Member”);

WHEREAS, in connection with the IPO, the parties thereto have agreed to consummate certain transactions (the “Reorganization”), including (i) the liquidation of Parent Holdings and the distribution of its assets (including the Common Units (as defined herein)) to its limited partners, including Management Holdings, pursuant to which each limited partner thereof will become a Member (the “Parent Holdings Liquidation”, and such Members, the “LP Members”), (ii) the contribution (A) by the LP Members of nominal cash to PubCo in exchange for Class B

Common Stock (as defined herein) and (B) by the AS Aggregators of a portion of their Common Units to PubCo, pursuant to which PubCo will become a Member, in exchange for shares of Class A Common Stock (as defined herein) (collectively, the “PubCo Contributions”), (iii) the indirect distribution of Common Units to the AS Blockers and the AS Fund VIII GP (as defined herein) (with the AS Fund VIII GP contributing the Common Units so distributed to it to GP NewCo (as defined herein)), pursuant to which each AS Blocker and GP NewCo will become Members (the AS Blockers and GP NewCo, together with the LP Members, PubCo and such other Persons as set forth on Schedule 1, the “Pre-IPO Members”, and such distribution, together with the Parent Holdings Liquidation, the “IPO Liquidating Distributions”), and (iv) the contributions of the AS Blockers and GP NewCo to PubCo, pursuant to which each will become a wholly owned subsidiary of PubCo (the “Blocker Contributions”);

WHEREAS, simultaneously with and contingent upon the consummation of the Reorganization, but immediately prior to the Parent Holdings Liquidation, (i) the Company will reclassify its limited liability company interests to a single class of Common Units (the “Recapitalization”) and (ii) PubCo will recapitalize its stock into two classes of shares, Class A Common Stock and Class B Common Stock;

WHEREAS, immediately following the Recapitalization, the PubCo Contributions and the IPO Liquidating Distributions, the Pre-IPO Members and their respective Common Units were as listed on Schedule 1;

WHEREAS, pursuant to the IPO, PubCo will sell shares of its Class A Common Stock to public investors in the IPO and will use the net proceeds received from the IPO (the “IPO Net Proceeds”) to purchase newly issued Common Units from the Company;

WHEREAS, PubCo may issue additional shares of Class A Common Stock in connection with the IPO as a result of the exercise by the underwriters of their over-allotment option (the “Over-Allotment Option”) and, if the Over-Allotment Option is exercised in whole or in part, any additional net proceeds (the “Over-Allotment Option Net Proceeds”) shall be used by PubCo to purchase additional newly issued Common Units from the Company; and

WHEREAS, in connection with the foregoing matters, the Company and the Members desire to continue the Company without dissolution and, simultaneously with but contingent upon the consummation of the Reorganization, amend and restate the Existing LLC Agreement in its entirety as of the Effective Date to reflect, among other things, (a) the Recapitalization, (b) the IPO Liquidating Distributions, (c) the PubCo Contributions, (d) the addition of PubCo and Manager Sub as Members and the designation of Manager Sub as sole Manager of the Company, and (e) the other rights and obligations of the Members, the Company, the Manager and PubCo, in each case, as provided and agreed upon in the terms of this Agreement as of the Effective Date, at which time the Existing LLC Agreement shall be superseded entirely by this Agreement and shall be of no further force or effect.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing LLC Agreement is hereby amended and restated in its entirety and the parties hereto, each intending to be legally bound, each hereby agrees as follows:

ARTICLE I

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Member” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

(b) increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified; provided that no Member nor any Affiliate of any Member shall be deemed to be an Affiliate of any other Member or any of its Affiliates solely by virtue of such Members’ Units.

“Agreement” has the meaning set forth in the Preamble.

“American Securities” means American Securities LLC and any successor thereto.

“AS Aggregators” means, collectively, ASP SOLV Aggregator LP and ASP Endeavor Investco LP (or, in each case, any successor entity that is an AS Person).

“AS Blockers” means, collectively, (i) Manager Sub, which on the date hereof and following the Blocker Contribution was converted from a Delaware limited partnership named ASP VIII SOLV LP to a Delaware corporation pursuant to the filing of a Certificate of Conversion and Certificate of Incorporation with the Secretary of State of Delaware, and (ii) SOLV Sub 2 Inc., which on the date hereof and following the Blocker Contribution was converted from a Delaware limited partnership named ASP VIII CSE LP to a Delaware corporation pursuant to the filing of a Certificate of Conversion and Certificate of Incorporation with the Secretary of State of Delaware (and, in each case, any successors thereto, including by operation of law).

“AS Fund VIII GP” means American Securities Associates VIII, LLC.

“AS Persons” means, collectively, (a) the AS Aggregators, (b) any general or limited partnership, corporation or limited liability company having as a general partner, controlling equity holder or managing member (whether directly or indirectly) American Securities, a Person who is a member of American Securities or an Affiliate of American Securities or any such Person, or (c) any successor of any of the foregoing; provided that “AS Persons” shall not include PubCo or its Subsidiaries or Management Holdings.

“AS Redemption” has the meaning set forth in Section 11.01(b).

“AS Representative” means ASP Manager Corp. or such other Person designated by American Securities.

“AS Sale Percentage” has the meaning set forth in Section 11.01(b).

“Assignee” means a Person to whom a Unit has been transferred but who has not become a Member pursuant to Article XII.

“Assumed Tax Liability” means, with respect to any Member for any Taxable Year, an amount equal to the product of (i) the Assumed Tax Rate multiplied by (ii) (A) the net taxable income or gain of the Company, as determined for U.S. federal income tax purposes, allocated to such Member for such Taxable Year, less (but not less than zero) (B) the cumulative net taxable losses of the Company, as determined for U.S. federal income tax purposes, allocated to such Member for all prior Taxable Years (or portions thereof) commencing on or after the Effective Date, to the extent any such prior losses are available to reduce such income or gain and have not previously been taken into account in the calculation of Assumed Tax Liability for any prior period (or portion thereof) commencing on or after the Effective Date, in each case, as reasonably determined by the Manager; provided that, in the computation of each Member’s Assumed Tax Liability, any adjustments under Section 743(b) of the Code and, for the avoidance of doubt, any allocations under Code Section 704(c) and the Treasury Regulations thereunder shall be taken into account.

“Assumed Tax Rate” means, with respect to any Member for any Taxable Year, the highest combined marginal rate of U.S. federal, state and local income tax applicable to an individual, or, if higher, a corporation, resident in New York, New York, including any tax rate imposed under Section 1411 of the Code, determined by taking into account the character of the taxable income or gain allocated to such Member.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (a) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of such Person’s assets; (b) the filing by such Person of a voluntary petition in Bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing such Person’s inability to pay its debts as they become due; (c) the failure of such Person to pay its debts as such debts become due; (d) the making by such Person of a general assignment for the benefit of creditors; (e) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering, a Bankruptcy petition filed against him in any Bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (f) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of such Person’s assets and the continuance of such order, judgment or decree unstayed and in effect for a period of sixty (60) consecutive calendar days.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Blocker Contributions” has the meaning set forth in the Recitals.

“Book Value” means, with respect to any property of the Company, the Company’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g) (or any other relevant provisions of the Treasury Regulations under Section 704(b) of the Code).

“Business Day” means any day other than a Saturday, Sunday or day on which banks located in New York City, New York or San Diego, California are authorized or required by Law to close.

“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member (or such Member’s predecessor) contributes (or is deemed to contribute) to the Company pursuant to Article III hereof.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Redeemed Units Equivalent.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware, as amended or amended and restated from time to time.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding (x) any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (y) the Permitted Transferees and (z) AS Persons) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of PubCo (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of PubCo entitled to vote;

(2) there is consummated a merger or consolidation of PubCo with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof;

(3) the stockholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets (including a sale of all or substantially all of the assets of the Company); or

(4) Manager Sub (x) ceases to be (directly or indirectly) the sole managing member of the Company (unless PubCo or a wholly owned Subsidiary thereof becomes the sole managing member of the Company immediately after such cessation, in which case this clause (4) shall thereafter be applied by reference to PubCo or such Subsidiary, as applicable, mutatis mutantis) or (y) ceases to be (directly or indirectly) wholly owned by PubCo.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the beneficial holders of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“Change of Control Date” has the meaning set forth in Section 10.09(a).

“Change of Control Transaction” means any Change of Control that was approved by the Corporate Board prior to such Change of Control.

“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of PubCo.

“Class B Common Stock” means the shares of Class B Common Stock, par value $0.0001 per share, of PubCo.

“Code” means the United States Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.

“Common Unit” means a Unit designated as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Redemption Price” means, with respect to any Redemption that occurs with net proceeds from any substantially contemporaneous Secondary Offering, the price per share for which shares of Class A Common Stock are sold to the public (or, in the case of a Secondary Offering that is a variable price re-offer, to the underwriter(s)) in the applicable Secondary Offering, after taking into account any Discount, as applicable. If the Class A Common Stock no longer trades on the Stock Exchange or any other securities exchange or automated or electronic quotation system as of any particular Redemption Date, then PubCo (through the Corporate Board) shall determine the Common Unit Redemption Price in good faith.

“Common Unitholder” means a Member who is the registered holder of Common Units.

“Company” has the meaning set forth in the Preamble.

“Company Redemption Right” has the meaning set forth in Section 11.07(c).

“Confidential Information” has the meaning set forth in Section 15.02(a).

“Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Board” means the board of directors of PubCo.

“Corporate Equity Incentive Plan” means the Equity Incentive Plan of PubCo, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, and any other equity incentive plan adopted by PubCo.

“Corresponding Involuntary Transfer” means any Transfer of Corresponding Management Units resulting from (i) any seizure under levy of attachment or execution, (ii) any Bankruptcy (whether voluntary or involuntary) or (iii) any Transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property.

“Corresponding Management Unit” means a Management Holdings Interest held by a Management Holdings Partner that corresponds to a Common Unit held by Management Holdings.

“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock or Class B Common Stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Corporate Board.

“Credit Agreements” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which PubCo, the Company or any of their respective Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements thereof, in whole or in part, with any other debt facility or debt obligation, for as long as the payee or creditor to whom PubCo, the Company or any of their respective Subsidiaries owes such obligation is not an Affiliate of the Company.

“CS Acquisition” has the meaning set forth in the Recitals.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Direct Exchange” has the meaning set forth in Section 11.03(a).

“Discount” has the meaning set forth in Section 6.06.

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with the Credit Agreements (and without otherwise violating any applicable provisions of any of the Credit Agreements).

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units.

“Effective Date” has the meaning set forth in the Preamble.

“Election Notice” has the meaning set forth in Section 11.01(c).

“Eligible Units” has the meaning set forth in Section 11.01(a).

“Employee” means an employee of, or other service provider (including any management member whether or not treated as an employee for the purposes of U.S. federal income tax) to, the Company or any of its Subsidiaries, in each case acting in such capacity.

“Equity Securities” means (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Company or any Subsidiary of the Company), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or any Subsidiary of the Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company.

“Event of Withdrawal” means the Bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including (i) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member).

“Excess Assets” has the meaning set forth in Section 3.04(c).

“Excess Cash” has the meaning set forth in Section 3.04(c).

“Excess Loan Receivables” has the meaning set forth in Section 3.04(c).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Exchange Election Notice” has the meaning set forth in Section 11.03(b).

“Existing LLC Agreement” has the meaning set forth in the Recitals.

“Existing Member” has the meaning set forth in the Recitals.

“Fair Market Value” of a specific asset of the Company will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Manager (or, if pursuant to Section 14.02, the Liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Manager and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of (a) or (b) of this definition, including any county, municipal or other local subdivision of the foregoing, or (d) any agency, arbitrator or arbitral body, authority, board, body, bureau, commission, court, department, entity, instrumentality, organization or tribunal exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of (a), (b) or (c) of this definition.

“GP NewCo” means SOLV Sub 3 Inc., a Delaware corporation.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Involuntary Transfer” means any Transfer of Units by a Member resulting from (i) any seizure under levy of attachment or execution, (ii) any Bankruptcy (whether voluntary or involuntary) or (iii) any Transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property.

“IPO” means the initial underwritten public offering of shares of PubCo’s Class A Common Stock.

“IPO Common Unit Subscription” has the meaning set forth in Section 3.03(b).

“IPO Liquidating Distributions” has the meaning set forth in the Recitals.

“IPO Net Proceeds” has the meaning set forth in the Recitals.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Law” means all laws, statutes, ordinances, rules and regulations of any Governmental Entity.

“Liquidator” has the meaning set forth in Section 14.02.

“Losses” means items of loss or deduction of the Company determined according to Section 5.01(b).

“LP Members” has the meaning set forth in the Recitals.

“Management Co-Redemption” has the meaning set forth in Section 11.01(b).

“Management Elective Redemption Date” means the earlier to occur of (i) the date upon which AS Persons, collectively, own (directly or indirectly) less than twenty percent (20%) of the aggregate economic interests in the Company and (ii) the third anniversary of the closing of the IPO.

“Management Holdings” has the meaning set forth in the Preamble.

“Management Holdings Action” has the meaning set forth in Section 11.09(a).

“Management Holdings Agreement” means that certain Third Amended and Restated Limited Partnership Agreement of Management Holdings, dated as of the Effective Date (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Management Holdings Contribution” has the meaning set forth in Section 3.03(d).

“Management Holdings Interest” means a common unit in Management Holdings owned by a Management Holdings Partner.

“Management Holdings Partner” means a limited partner of Management Holdings.

“Manager” has the meaning set forth in Section 6.01.

“Manager Sub” has the meaning set forth in the Preamble.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII, but in each case only so long as such Person is shown or, subject to Section 10.07(a), deemed shown on the Company’s books and records as the owner of one or more Units, each in its capacity as a member of the Company.

“Merger” has the meaning set forth in the Recitals.

“Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulation Section 1.704-2(d).

“Minimum Redemption Threshold” means the lesser of (i) [●] Eligible Units and (ii) all of a Member’s remaining Eligible Units (in each case, subject to appropriate and equitable adjustment for any subdivision (by any Common Unit split, Common Unit distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, division, recapitalization or similar event) of the Common Units).

“Net Loss” means, with respect to a Taxable Year or other Fiscal Period, the excess if any, of Losses for such Taxable Year or other Fiscal Period over Profits for such Taxable Year or other Fiscal Period (excluding Profits and Losses specially allocated pursuant to Section 5.03 and Section 5.04).

“Net Profit” means, with respect to a Taxable Year or other Fiscal Period, the excess if any, of Profits for such Taxable Year or other Fiscal Period over Losses for such Taxable Year or other Fiscal Period (excluding Profits and Losses specially allocated pursuant to Section 5.03 and Section 5.04).

“Non-PubCo Member” means any Member that is not a PubCo Member.

“Officer” has the meaning set forth in Section 6.01(b).

“Optionee” means a Person to whom a stock option is granted under any Corporate Equity Incentive Plan.

“Other Agreements” has the meaning set forth in Section 10.04.

“Over-Allotment Contribution” has the meaning set forth in Section 3.03(b).

“Over-Allotment Option” has the meaning set forth in the Recitals.

“Over-Allotment Option Net Proceeds” has the meaning set forth in the Recitals.

“Parent Holdings” has the meaning set forth in the Recitals.

“Parent Holdings Liquidation” has the meaning set forth in the Recitals.

“Partner Nonrecourse Debt Minimum Gain” has the meaning given to “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i).

“Partnership Representative” has the meaning set forth in Section 9.04.

“Partnership Tax Audit Rules” means Code Sections 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Percentage Interest” means, as among an individual class of Units and with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Units of such class by the total number of Units of all Members of such class at such time. The Percentage Interests of the Members, in the aggregate, shall always equal exactly 100.0000%. The Manager may make adjustments, as necessary, to ensure that the Percentage Interests of the Members, in the aggregate, equal exactly 100.0000%.

“Permitted Redemption” means any of the following (determined as of the Redemption Date):

(i) a Redemption that is part of a “block transfer” within the meaning of Treasury Regulations Section 1.7704-1(e)(2) (for this purpose, treating Manager (or if the Manager is a disregarded entity, its regarded owner for U.S. federal income tax purposes) as a “general partner” within the meaning of Treasury Regulations Section 1.7704-1(k)(1));

(ii) a Redemption that is in connection with a PubCo Offer; provided, that any such Redemption pursuant to this clause (ii) shall be effective immediately prior to the consummation of the closing of the PubCo Offer date (and, for the avoidance of doubt, shall not be effective if such PubCo Offer is not consummated);

(iii) a Management Co-Redemption; or

(iv) a Redemption that is permitted by PubCo, in its sole discretion, in connection with circumstances not otherwise set forth herein, if PubCo determines, after consultation with Tax Counsel, that the Company would not reasonably be expected to be treated as a “publicly traded partnership” under Section 7704 of the Code (or any successor or similar provision) as a result of or in connection with such Redemption.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Permitted Transferee” has the meaning set forth in Section 10.02.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Placement Agent Discount” has the meaning set forth in Section 6.06.

“Pre-IPO Member” has the meaning set forth in the Recitals.

“Private Placement Safe Harbor” means the “private placement” safe harbor set forth in Treasury Regulations Section 1.7704-1(h)(1).

“Private Sale” means a private sale of shares of Class A Common Stock by PubCo.

“Pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding,” and other terms with similar meanings, when used in the context of a number of Units of the Company relative to other Units, means as amongst an individual class of Units, pro rata based upon the number of such Units within such class of Units.

“Profits” means items of income and gain of the Company determined according to Section 5.01(b).

“PubCo” has the meaning set forth in the Preamble, together with its successors and assigns.

“PubCo Contributions” has the meaning set forth in the Recitals.

“Pubco Offer” has the meaning set forth in Section 10.09(b).

“PubCo Member” means (i) PubCo and (ii) any Subsidiary of PubCo (other than the Company or its Subsidiaries) that is or becomes a Member, including Manager Sub.

“Quarterly Redemption Date” means, either (x) the first (1st) Business Day occurring after the sixtieth (60th) day after the expiration of the applicable Quarterly Redemption Notice Period, beginning with the first applicable Quarterly Redemption Date that will fall on or after the waiver or expiration of any contractual lock-up period relating to the shares of PubCo that may be applicable to a Member or (y) such other date as PubCo shall determine in its sole discretion; provided, that (i) such date is at least sixty (60) days after the expiration of the Quarterly Redemption Notice Period (unless PubCo is advised by Tax Counsel that a date that is less than sixty (60) days after the expiration of the Quarterly Redemption Notice Period would not reasonably be expected (at a “should” or higher level of confidence) to cause the Company to be treated as a “publicly traded partnership” under Section 7704 of the Code), (ii) PubCo shall use commercially reasonable efforts to ensure that at least one Quarterly Redemption Date occurs each fiscal quarter and (iii) PubCo shall not permit more than four Quarterly Redemption Dates to occur in a fiscal year unless advised by Tax Counsel that each Quarterly Redemption Date after the fourth Quarterly Redemption Date in a fiscal year would not reasonably be expected (at a “should” or higher level of confidence) to cause the Company to be treated as a “publicly traded partnership” under Section 7704 of the Code.

“Quarterly Redemption Notice Period” means, for each fiscal quarter, the period commencing on the third (3rd) Business Day after the day on which PubCo releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of PubCo that may be applicable to a Member (or such other date within such quarter as PubCo shall determine in its sole discretion) and ending five (5) Business Days thereafter. Notwithstanding the foregoing, PubCo may change the definition of Quarterly Redemption Notice Period with respect to any Quarterly Redemption Notice Period scheduled to occur in a calendar quarter subsequent to the then-current calendar quarter if (x) the revised definition provides for a Quarterly Redemption Notice Period occurring at least once in each calendar quarter, (y) the first Quarterly Redemption Notice Period pursuant to the revised definition will occur no less than ten (10) Business Days from the date written notice of such change is sent to each Member (other than a PubCo Member) and (z) the revised definition, together with the revised Quarterly Redemption Date resulting therefrom, do not materially adversely affect the ability of Non-PubCo Members to exercise their Redemption rights pursuant to this Agreement.

“Recapitalization” has the meaning set forth in the Recitals.

“Redeemed Units” has the meaning set forth in Section 11.01(a).

“Redeemed Units Equivalent” means the product of (a) the applicable number of Redeemed Units, multiplied by (b) the Common Unit Redemption Price.

“Redeeming Member” has the meaning set forth in Section 11.01(a).

“Redemption” has the meaning set forth in Section 11.01(a).

“Redemption Black-Out Period” means (i) any “black-out” or similar period under PubCo’s policies covering trading in PubCo’s securities to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement and (ii) the period of time commencing on (x) the date of the declaration of a dividend by PubCo and ending on the first (1st) day following (y) the record date determined by the Corporate Board with respect to such dividend declared pursuant to clause (x), which period of time shall be no longer than ten (10) Business Days; provided that in no event shall a Redemption Black-Out Period with respect to clause (ii) of the definition hereof occur more than four times per calendar year.

“Redemption Date” means, (i) in the case of a Permitted Redemption, a date specified by the Redeeming Member in the Redemption Notice, which shall not be less than five (5) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that PubCo in its sole discretion agrees in writing to waive such time periods) or, if no such date is specified, a date determined by PubCo which shall not be less than five (5) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice, on which the exercise of the Redemption Right shall be completed, (ii) in the case of a Redemption pursuant to a Company Redemption Right, a date, not less than three (3) Business Days nor more than ten (10) Business Days after delivery of such Company Redemption Notice, on which exercise of the Company Redemption Right shall be completed and (iii) in any other case, the Quarterly Redemption Date; provided, that if the Redemption Date for any Redemption with respect to which PubCo elects to make a Share Settlement would otherwise fall within any Redemption Black-Out Period, then the Redemption Date shall occur on the next Business Day following the end of such Redemption Black-Out Period.

“Redemption Notice” has the meaning set forth in Section 11.01(a).

“Redemption Right” has the meaning set forth in Section 11.01(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Effective Date, by and among PubCo and certain Persons whose signatures are affixed thereto (together with any joinder thereto from time to time by any successor or assign to any party to such agreement) (as it may be amended from time to time in accordance with its terms).

“Reorganization” has the meaning set forth in the Recitals.

“Restricted Retraction Notice” has the meaning set forth in Section 11.01(d).

“Restricted Unit Award Agreement” means an agreement between any Management Holdings Partner, on the one hand, and Management Holdings, on the other hand, governing the issuance or other terms of Management Holdings Interests (or any interests which were converted into or exchanged for such Management Holdings Interests) to such Management Holdings Partner.

“Retraction Notice” has the meaning set forth in Section 11.01(d).

“Schedule of Members” has the meaning set forth in Section 3.01(b).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Secondary Offering” means a follow-on or secondary public offering of shares of Class A Common Stock by PubCo following the IPO.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Share Settlement” means a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units.

“Stock Exchange” means the Nasdaq Global Market.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 12.01.

“Tax Counsel” means a nationally recognized law or accounting firm.

“Tax Distribution Date” means April 15th, June 15th, September 15th, December 15th and January 15th (or such other dates for which individuals or corporations are required to make quarterly estimated tax payments for U.S. federal income tax purposes).

“Tax Distributions” has the meaning set forth in Section 4.01(b).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of the Effective Date, by and among PubCo, the Company, the TRA Party Representative and the TRA Parties (as such terms are defined in the Tax Receivable Agreement) (together with any joinder thereto from time to time by any successor or assign to any party to such agreement), as it may be amended from time to time in accordance with its terms.

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, redemption, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist of Units.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Underwriters Discount” has the meaning set forth in Section 6.06.

“Unit” means the fractional interest of a Member in Distributions of the Company, and otherwise having the rights and obligations specified with respect to “Units” in this Agreement; provided, however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement applicable to such class or group of Units.

“Unvested Corporate Shares” means shares of Class A Common Stock issuable pursuant to awards granted under the Corporate Equity Incentive Plan that are not Vested Corporate Shares.

“Unvested Unit” means any Common Unit that is not a Vested Unit.

“Value” means (a) for any stock option or other incentive equity award granted pursuant to the Corporate Equity Incentive Plan that requires the holder thereof to exercise such award, the Market Price for the Trading Day immediately preceding the date of exercise of such award and (b) for any incentive equity award granted pursuant to the Corporate Equity Incentive Plan that does not require the holder thereof to exercise such award, the Market Price for the Trading Day immediately preceding the Vesting Date.

“Vested Corporate Shares” means the shares of Class A Common Stock issued pursuant to awards granted under the Corporate Equity Incentive Plan that are vested pursuant to the terms thereof or any award or similar agreement relating thereto.

“Vested Unit” means, on any date of determination, any Common Unit to the extent (a) a Member’s right to any such Common Unit has vested as a result of the Corresponding Management Unit having vested in accordance with the terms of the applicable Restricted Unit Award Agreement or (b) such Common Unit is not subject to vesting.

“Vesting Date” has the meaning set forth in Section 3.10(c)(ii).

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.01. Formation of Company. The Company was formed on August 26, 2021, pursuant to the provisions of the Delaware Act. The filing of the Certificate with the Secretary of State of the State of Delaware is hereby ratified and confirmed in all respects.

Section 2.02. Amended and Restated Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of amending, restating and superseding the Existing LLC Agreement in its entirety and otherwise establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members hereby agree that during the term of the Company set forth in Section 2.06 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement. Neither any Member nor the Manager nor any other Person shall have appraisal rights with respect to any Units.

Section 2.03. Name. The name of the Company is “SOLV Energy Holdings LLC”. The Manager in its sole discretion may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all of the Members. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.

Section 2.04. Purpose; Powers. The primary business and purpose of the Company shall be to engage in such activities as are permitted under the Delaware Act and determined from time to time by the Manager in accordance with the terms and conditions of this Agreement. The Company shall have the power and authority to take (directly or indirectly through its Subsidiaries) any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to accomplish the foregoing purpose.

Section 2.05. Principal Office; Registered Office. The principal office of the Company shall be located at such place or places as the Manager may from time to time designate, each of which may be within or outside the State of Delaware. The address of the registered office of the Company in the State of Delaware and the registered agent for service of process on the Company in the State of Delaware shall be the office and registered agent named in the Certificate. The Manager may from time to time change the Company’s registered agent and registered office in the State of Delaware.

Section 2.06. Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in perpetuity unless dissolved in accordance with the provisions of Article XIV.

Section 2.07. No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes that is a continuation of Parent Holdings under Section 708 of the Code, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III

MEMBERS; UNITS; CAPITALIZATION

Section 3.01. Members.

(a) (i) In connection with and following the IPO Liquidating Distributions and the PubCo Contributions, the Company admitted the Pre-IPO Members, including PubCo and Manager Sub, as Members, (ii) PubCo will acquire additional Common Units from the Company in exchange for the IPO Net Proceeds, and (iii) if applicable, PubCo will acquire additional Common Units from the Company in exchange for the Over-Allotment Option Net Proceeds, if any (and the ownership of Units resulting therefrom shall be set forth on the Schedule of Members (as defined below)).

(b) The Company shall maintain a schedule setting forth: (i) the name and address of each Member, (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member and (iii) the vesting dates of each Unvested Unit (such schedule, the “Schedule of Members”). The applicable Schedule of Members in effect as of the Effective Date and after giving effect to the Reorganization and the transactions in connection with the IPO, including the IPO Common Unit Subscription, is set forth as Schedule 2 to this Agreement. The Company shall also maintain a record of (1) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units and (2) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) in its books and records. The Schedule of Members may be updated by the Manager in the Company’s books and records from time to time and, as so updated, it shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member, subject to Section 10.07(a). The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(c) No Member shall be required or, except as approved by the Manager pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to (i) loan any money or property to the Company, (ii) borrow any money or property from the Company or (iii) make any additional Capital Contributions (other than a PubCo Member in accordance with the terms of this Agreement).

(d) Each Member (or transferee thereof) that is treated for U.S. federal income tax purposes as a partnership, S-corporation or grantor trust (or as a disregarded entity whose owner for U.S. federal income tax purposes is a partnership, S-corporation, or grantor trust), upon receipt of Common Units, represents that such Member (or such owner of such Member) was not formed or used for the principal purpose or as one of its principal purposes to permit the Company to satisfy the Private Placement Safe Harbor (as described in Treasury Regulations Section 1.7704-1(h)(3)).

Section 3.02. Units.

(a) Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. At the Effective Date, the Units will be comprised of a single class of Common Units.

(b) Subject to Section 3.04(a), the Manager may cause the Company to (i) issue additional Common Units at any time in its sole discretion and (ii) create one or more classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially economically equivalent to a class of common or other stock of PubCo or class or series of preferred stock of PubCo, respectively; provided, that as long as there are any Members (other than PubCo Members), (x) no such new class or series of Units may deprive such Members of, or dilute or reduce, the allocations and distributions they would have received, and the other rights and benefits to which they would have been entitled, in respect of their Units if such new class or series of Units had not been created and (y) no such new class or series of Units may be issued, in each case, except to the extent (and solely to the extent) the Company actually receives (or, as a result of the provisions of Section 6.06 regarding any Discount, is deemed to receive) cash in an aggregate amount, or other property with a Fair Market Value in an aggregate amount, equal to the aggregate distributions that would be made in respect of such new class or series of Units if the Company were liquidated immediately after the issuance of such new class or series of Units.

(c) The Common Units that correspond to Corresponding Management Units are subject to the same vesting, forfeiture and other terms and conditions as set forth in Restricted Unit Award Agreements applicable to Corresponding Management Units, as applicable.

(d) Unvested Units shall be subject to the terms of this Agreement and the Restricted Unit Award Agreements applicable to the Corresponding Management Units. The general partner of Management Holdings, in consultation with the Manager, shall have sole and absolute discretion to interpret and administer the Restricted Unit Award Agreements and to adopt such amendments thereto or otherwise determine the terms and conditions of such Corresponding Management Units (and if Management Holdings no longer exists, the Manager shall have such rights in respect of any Equity Securities received in exchange for such Corresponding Management Units). Unvested Units that fail to vest as a result of the Corresponding Management Units’ failure to vest and are forfeited by the applicable Member in connection with the corresponding forfeiture of such

Corresponding Management Units, or Vested Units that are forfeited by the applicable Member as a result of the Corresponding Management Units’ forfeiture, in each case, in accordance with the Management Holdings Agreement or the Restricted Unit Award Agreement, shall be cancelled by the Company (and corresponding shares of Class B Common Stock held by the applicable Member shall be automatically cancelled, in each case for no consideration) and shall not be entitled to any Distributions pursuant to Section 4.01, except as set forth therein.

(e) Subject to Sections 15.03(b) and Section 15.03(c), the Manager may amend this Agreement, without the consent of any Member or any other Person, in connection with the creation and issuance of such classes or series of Units, pursuant to Sections 3.02(b), 3.04(a) or 3.10.

Section 3.03. Recapitalization; PubCo Member Capital Contributions; PubCo Member Purchase of Common Units; Contributions to Subsidiary PubCo Members; Management Holdings Contribution.

(a) In order to effect the Recapitalization, the limited liability company interests held by the Existing Member prior to the Effective Date are hereby reclassified, as of the Effective Date, into a single class of Common Units, and, to reflect the distributions and admission of new Members in connection with the IPO Liquidating Distributions and PubCo Contributions, the number of Common Units held by the Pre-IPO Members are as set forth opposite the respective Pre-IPO Member’s name in Schedule 1. In order to give effect to the Reorganization and the other transactions contemplated in connection with the IPO, the number of Common Units held by the Pre-IPO Members as set forth in Schedule 1 are hereby converted, as of the Effective Date (and after giving effect to all such transactions), into the number of Common Units set forth opposite the name of the respective Member on the Schedule of Members attached hereto as Schedule 2; provided that, for the avoidance of doubt, the number of Common Units set forth on Schedule 2 shall also include the Common Units issued to PubCo pursuant to the IPO Common Unit Subscription and, if applicable, Transferred to PubCo pursuant to the Management Holdings Contribution. The Common Units set forth on Schedule 2 are hereby issued and outstanding as of the Effective Date and the holders of such Common Units are Members hereunder.

(b) Following the Reorganization, the consummation of the IPO and the effectiveness of this Agreement, the Company shall issue to PubCo, and PubCo will acquire, a number of newly issued Common Units in exchange for the IPO Net Proceeds payable to the Company upon consummation of the IPO (the “IPO Common Unit Subscription”). In addition, to the extent the underwriters in the IPO exercise the Over-Allotment Option in whole or in part, upon the exercise of the Over-Allotment Option, PubCo will contribute the Over-Allotment Option Net Proceeds to the Company in exchange for newly issued Common Units, and such issuance of additional Common Units, if applicable, shall be reflected on the Schedule of Members (the “Over-Allotment Contribution”). The number of Common Units issued in the Over-Allotment Contribution, if applicable, shall be equal to the number of shares of Class A Common Stock issued by PubCo in such exercise of the Over-Allotment Option. For the avoidance of doubt, PubCo shall be admitted as a Member with respect to all Common Units such entity holds from time to time.

(c) All contributions or deemed contributions made by PubCo, directly or indirectly (as applicable), to the AS Blockers, GP NewCo or another PubCo Member pursuant to or in furtherance of the terms of this Agreement shall be effected as a contribution to capital or in exchange for the issuance to PubCo (or any intermediary entity) of additional equity interests of such PubCo Member, as determined in PubCo’s sole discretion.

(d) In connection with the Reorganization and the IPO, and notwithstanding anything to the contrary herein, Management Holdings shall be permitted to Transfer to PubCo a portion of its Vested Units (together with a corresponding number of shares of Class B Common Stock, which shall be cancelled) in an amount agreed between Management Holdings and the Manager in exchange for an equal number of shares of Class A Common Stock (if undertaken, the “Management Holdings Contribution”).

Section 3.04. Authorization and Issuance of Additional Units.

(a) Except as otherwise determined by the Manager in good faith to be fair and reasonable to the stockholders and other equityholders of PubCo and to the Members to preserve the intended economic effect of this Section 3.04, Section 11.01 and the other provisions hereof:

(i) the Company and PubCo shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units and the Class A Common Stock or Class B Common Stock, as applicable, to maintain at all times (i) a one-to-one ratio between the number of Common Units owned by PubCo Members, collectively, and the number of outstanding shares of Class A Common Stock and (ii) a one-to-one ratio between the number of Common Units owned by Members (other than PubCo Members), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Members, directly or indirectly, in each case, disregarding, for purposes of maintaining the one-to-one ratio, (A) Unvested Corporate Shares (other than any Unvested Corporate Shares as to which an election has been made under Section 83(b) of the Code), (B) treasury stock or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by PubCo that are convertible into or exercisable or exchangeable for Class A Common Stock or Class B Common Stock and have not been so converted or exchanged;

(ii) in the event PubCo issues, transfers or delivers from treasury stock or repurchases or redeems Class A Common Stock, the Manager and PubCo shall take, or cause to be taken, all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of outstanding Common Units owned by PubCo Members will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock;

(iii) in the event PubCo issues, transfers or delivers from treasury stock or repurchases or redeems PubCo’s preferred stock, the Manager and PubCo shall take, or cause to be taken, all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, PubCo Members hold (in the case of any issuance, transfer or delivery) or cease to hold (in the case of any repurchase or redemption) equity interests in the Company which (in the good faith determination by the Manager) are in the aggregate substantially economically equivalent to the outstanding preferred stock of PubCo so issued, transferred, delivered, repurchased or redeemed; and

(iv) the Company and PubCo shall not undertake, or cause to be undertaken, any subdivision (by any Common Unit split, stock split, Common Unit distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Common Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Common Units, Class A Common Stock or Class B Common Stock, as applicable, that is not accompanied by an identical subdivision or combination of Class A Common Stock, Class B Common Stock or Common Units, respectively, to maintain at all times (x) a one-to-one ratio between the number of Common Units owned by PubCo Members, collectively, and the number of outstanding shares of Class A Common Stock or (y) a one-to-one ratio between the number of Common Units owned by Members (other than PubCo Members) and the number of outstanding shares of Class B Common Stock, in each case, unless such action is necessary to maintain at all times a one-to-one ratio between either the number of Common Units owned by PubCo Members, collectively, and the number of outstanding shares of Class A Common Stock or the number of Common Units owned by Members (other than PubCo Members) and the number of outstanding shares of Class B Common Stock as contemplated by Section 3.04(a)(i).

(b) The Company shall only be permitted to issue additional Common Units, and/or establish other classes or series of Units or other Equity Securities in the Company, to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.04, Section 3.10 and Section 3.11. Subject to the foregoing, the Manager may cause the Company to issue additional Common Units authorized under this Agreement and/or establish other classes or series of Units or other Equity Securities in the Company at such times and upon such terms as the Manager shall determine and the Manager shall amend this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 3.04 without the requirement of any consent or acknowledgement of any other Member.

(c) Notwithstanding any other provision of this Agreement (including Section 3.04(a)), if any PubCo Member acquires or holds any material amount of cash (or any obligations of the Company or a Subsidiary thereof in respect of any loans made by any PubCo Member to the Company or such Subsidiary) in excess of any monetary obligations it reasonably anticipates (such cash, “Excess Cash”, and such loan obligations, “Excess Loan Receivables” and, collectively, “Excess Assets”), PubCo may, in its sole discretion, take, or cause to be taken, any actions with respect to any such Excess Assets and make, or cause to be made, any corresponding adjustments to the capitalization of PubCo and the Company as PubCo in good faith determines to be fair and reasonable to the equityholders of PubCo and to the Members to preserve the one-to-one ratios described in Section 3.04(a)(i) and the intended economic effect of this Section 3.04, Section 11.01 and the other provisions hereof (including contributing (or causing to be contributed) any such Excess Assets to the Company and causing the Company to recapitalize its Units to reflect such contribution and maintain such one-to-one ratios).

Section 3.05. Repurchase or Redemption of Shares of Class A Common Stock. Except as otherwise determined by PubCo in connection with the use of cash or other assets held by PubCo, if at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by PubCo for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held by PubCo Members, collectively, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by PubCo (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by PubCo; provided, if PubCo uses the net proceeds from an issuance of Class A Common Stock (solely to the extent such net proceeds were not contributed to the Company and an equal number of Common Units issued in connection with such issuance of Class A Common Stock in accordance with this Agreement) to fund such repurchase or redemption, then the Company shall not redeem or cancel a corresponding number of Common Units held by PubCo Members. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.

Section 3.06. Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by any officer designated by the Manager, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. No Units shall be treated as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless all Units then outstanding are certificated; notwithstanding anything to the contrary herein, including Section 15.03, the Manager is authorized to amend this Agreement in order for the Company to opt-in to the provisions of Article 8 of the Uniform Commercial Code without the consent or approval of any Member of any other Person.

(b) If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) To the extent Units are certificated, upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Manager may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.07. Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.08. No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.09. Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.10. Corporate Equity Incentive Plans.

(a) Options Granted to Persons other than Employees. If at any time or from time to time, in connection with any Corporate Equity Incentive Plan, a stock option granted with respect to shares of Class A Common Stock to a Person other than an Employee is duly exercised:

(i) PubCo shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to the exercise price paid to PubCo by such exercising Person in connection with the exercise of such stock option.

(ii) Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.10(a)(i), PubCo shall be deemed to have contributed to the Company as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being issued by PubCo in connection with the exercise of such stock option.

(iii) PubCo shall receive in exchange for such Capital Contributions (as deemed made under Section 3.10(a)(ii)), a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.

(b) Options Granted to Employees. If at any time or from time to time, in connection with any Corporate Equity Incentive Plan, a stock option granted with respect to shares of Class A Common Stock to an Employee is duly exercised:

(i) PubCo shall sell to the Optionee, and the Optionee shall purchase from PubCo, the number of shares of Class A Common Stock equal to the quotient of (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Class A Common Stock at the time of such exercise. Notwithstanding the foregoing, PubCo may in its discretion permit a cashless exercise of such stock option.

(ii) PubCo shall sell (or be deemed to have sold) to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary, PubCo shall sell (or be deemed to have sold) to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall purchase (or be deemed to have purchased) from PubCo, a number of shares of Class A Common Stock equal to the difference between (x) the number of shares of Class A Common Stock as to which such stock option is being exercised minus (y) the number of shares of Class A Common Stock sold pursuant to Section 3.10(b)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.

(iii) The Company shall transfer (or be deemed to have transferred) to the Optionee (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer (or be deemed to have transferred) to the Optionee) at no additional cost to such Employee and as additional compensation (and not a distribution) to such Employee, the number of shares of Class A Common Stock described in Section 3.10(b)(ii).

(iv) PubCo shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to all proceeds received by PubCo in connection with the exercise of such stock option. PubCo shall receive a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.

The number of shares of Class A Common Stock sold to the Company or any Subsidiary under Section 3.10(b)(ii), the number of shares of Class A Common Stock transferred to the Optionee under Section 3.10(b)(iii), and the number of Common Units received by PubCo under Section 3.10(b)(iv) shall be reduced so as to account for the exercise price of such stock option and any payroll, withholding, or other taxes in the event that the Optionee net settles the stock option in connection with the applicable exercise.

(c) Restricted Stock or Restricted Stock Units Granted to Employees. If at any time or from time to time, in connection with any Corporate Equity Incentive Plan, any shares of Class A Common Stock are issued to an Employee (including any shares of Class A Common Stock that are subject to forfeiture in the event such Employee terminates his or her employment with the Company or any Subsidiary or any shares of Class A Common Stock issued in connection with the settlement of restricted stock units or performance stock units) in consideration for services performed for the Company or any Subsidiary:

(i) PubCo shall issue such number of shares of Class A Common Stock as are to be issued to such Employee in accordance with the Corporate Equity Incentive Plan;

(ii) On the date that the Value of such shares is includible in taxable income of such Employee (such date, the “Vesting Date”), the following events will be deemed to have occurred: (1) PubCo shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock, (2) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such Employee, (3) PubCo shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Company as a Capital Contribution, and (4) in the case where such Employee is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary; and

(iii) The Company shall issue to PubCo on the Vesting Date a number of Common Units equal to the number of shares of Class A Common Stock issued under Section 3.10(c)(i) in consideration for a Capital Contribution that PubCo is deemed to make to the Company pursuant to clause (3) of Section 3.10(c)(ii) above.

The number of shares of Class A Common Stock issued to the Employee under Section 3.10(c)(i), the number of shares of Class A Common Stock sold to the Company or a Subsidiary under Section 3.10(c)(ii)(1), the number of shares of Class A Common Stock delivered to the Employee under Section 3.10(c)(ii)(2), and the number of Common Units received by PubCo under Section 3.10(c)(iii) shall be reduced so as to account for any payroll, withholding, or other taxes that an Employee elects to net settle in connection with the Vesting Date.

The provisions of Section 3.10(b) and this Section 3.10(c) are intended to be consistent with the operation of Treasury Regulations Section 1.1032-3 and shall be interpreted consistently therewith.

(d) Future Equity Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain PubCo from adopting, modifying or terminating equity incentive plans for the benefit of employees, directors or other business associates of PubCo, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by PubCo, amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by PubCo shall be deemed granted by the Manager and the Members, as applicable, without the requirement of any further consent or acknowledgement of any other Member. In the event that any employee share purchase plan or similar plan is adopted by PubCo, Section 3.10(b) shall be applied to any share purchases thereunder mutatis mutandis.

(e) Anti-dilution adjustments. For all purposes of this Section 3.10, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Corporate Equity Incentive Plan and applicable award or grant documentation.

Section 3.11. Dividend Reinvestment Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by PubCo in respect of any dividend reinvestment plan or other stock or subscription plan or agreement, if any, either (a) shall be utilized by PubCo to effect open market purchases of shares of Class A Common Stock, or (b) if PubCo elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by PubCo to the Company in exchange for a number of additional Common Units equal to the number of new shares of Class A Common Stock so issued. In connection with any transaction described in this Section 3.11, the Manager shall be permitted to cause the Company to make such issuances or redemptions of Common Units, or make such adjustments to the capitalization of the Company, as necessary to preserve the one-to-one ratios described in Section 3.04(a)(i).

ARTICLE IV

DISTRIBUTIONS

Section 4.01. Distributions.

(a) Distributable Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts, at such time and on such terms (including the payment dates of such Distributions) as the Manager in its sole discretion shall determine using such record date as the Manager may designate. All Distributions made under this Section 4.01 shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Sections 4.01(b) and 14.02; provided, further, that if any Vested Units or Unvested Units are forfeited as a result of the forfeiture of the Corresponding Management Units, the former Member holding such Units shall have no right to receive any further Distributions with respect to such Units. Notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent or violate the Delaware Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due.

(b) Tax Distributions. With respect to each Taxable Year, the Company shall, to the extent of available cash and subject to any restrictions under applicable Law or the terms of any Credit Agreement, make cash distributions (“Tax Distributions”) to each Member, pro rata, in accordance with each Member’s Percentage Interest (based on Units held at the time of the applicable Tax Distribution) at such times and in such amounts as necessary for (x) each Member to receive an amount of Tax Distributions at least equal to such Member’s Assumed Tax Liability and (y) PubCo to meet its obligations pursuant to the Tax Receivable Agreement. In the event of any Transfer of any or all of a Member’s Units, such Member’s Assumed Tax Liability will be equitably adjusted, in the Manager’s reasonable discretion in consultation with the AS Representative, based on the Units Transferred and the Units retained (if any). The Company shall make such Tax Distributions based on estimated information on or prior to each Tax Distribution Date with respect to the applicable Taxable Year. If, after the allocation of the Company’s net taxable income or loss has been determined for a Taxable Year, a Member has a shortfall in the amount of Tax Distributions that such Member received with respect to such Taxable Year, the Company shall make additional Tax Distributions to the Members, pro rata in accordance with each Member’s Percentage Interest (based on Units held at the time of the additional Tax Distributions), until such Member receives an amount at least equal to such shortfall. The amount of Tax Distributions required to be made in respect of any Taxable Year shall be computed as if any distribution made pursuant to Section 4.01(a) during such Taxable Year were a Tax Distribution in respect of such Taxable Year. To the extent that the Company has insufficient available cash to make, or applicable Law or the terms of any Credit Agreement prevent the Company from making, the full amount of Tax Distributions required by this Section 4.01(b), each

Member’s Tax Distributions shall be reduced proportionately based on the amount of Tax Distributions such Member would have received absent such shortage of available cash or the existence of such restrictions and the Company shall make future Tax Distributions in respect of such reduction as soon as reasonably practicable after the Company obtains sufficient available cash or such restrictions are no longer applicable.

(c) Transfer of Units. If all or a portion of a Member’s Units are transferred, sold or otherwise disposed, then the transferor shall have no right to receive any further Distributions under Section 4.01(a) in respect of such transferred Units and any subsequent Distributions to the transferee shall be determined with regard to amounts previously distributed to the transferor.

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01. Capital Accounts.

(a) The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the discretion of the Manager), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f) (or any other event to the extent determined by the Manager to be permitted under applicable law), increase or decrease the Book Values of the Company’s properties and the Capital Accounts in accordance with the rules of such Treasury Regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) (and any other applicable Treasury Regulations under Code Section 704(b)) to reflect a revaluation of the Company’s property.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction with respect to the Company to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Members, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:

(i) The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includible in gross income or are not deductible for U.S. federal income tax purposes.

(ii) If the Book Value of any property of the Company is adjusted pursuant to Section 5.01(a) or Treasury Regulation Section 1.704-1(b)(2)(iv)(e), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii) Items of income, gain, loss or deduction attributable to the disposition of property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) Items of depreciation, amortization and other cost recovery deductions with respect to property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v) To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

Section 5.02. Allocations. Except as otherwise provided in Section 5.03 and Section 5.04 (and excluding any Profits or Losses allocated pursuant to such sections), Net Profits and Net Losses for any Taxable Year or other Fiscal Period (and to the extent determined necessary and appropriate by the Manager, any allocable items of gross income, gain, loss and expense includable in the computation of Profits and Losses) shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 5.03 and all Distributions through the end of such Taxable Year or other Fiscal Period, the Capital Account balances of the Members (for this purpose, increasing a Member’s Capital Account balance by such Member’s share of Minimum Gain or Partner Nonrecourse Debt Minimum Gain) are, as nearly as possible, pro rata in accordance with their respective Percentage Interests.

Section 5.03. Regulatory Allocations.

(a) Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a Taxable Year or other Fiscal Period in Partner Nonrecourse Debt Minimum Gain, Profits for such Taxable Year or other Fiscal Period (and, if necessary, for subsequent Taxable Years or other Fiscal Periods) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4). This Section 5.03(a) is intended to be a partner nonrecourse debt minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-1(i) and shall be interpreted in a manner consistent therewith.

(b) Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(c)) for any Taxable Year or other Fiscal Period shall be allocated pro rata among the Members in accordance with their Percentage Interests. If there is a net decrease in the Minimum Gain during any Taxable Year or other Fiscal Period, each Member shall be allocated Profits for such Taxable Year or other Fiscal Period (and, if necessary, for subsequent Taxable Years or other Fiscal Periods) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f) and shall be interpreted in a manner consistent therewith.

(c) If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year or other Fiscal Period, computed after the application of Sections 5.03(a) and 5.03(b) but before the application of any other provision of this Article V, then Profits for such Taxable Year or other Fiscal Period shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) If the allocation of Net Losses to a Member as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Net Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to this Section 5.03(d).

(e) Profits and Losses described in Section 5.01(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

(f) The allocations set forth in Section 5.03(a) through and including Section 5.03(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss with respect to the Company may, in the reasonable discretion of the Manager, be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

Section 5.04. Final Allocations. Notwithstanding any contrary provision in this Agreement except Section 5.03, the Manager may make appropriate adjustments to allocations of Profits and Losses to (or, if necessary, allocate items of gross income, gain, loss or deduction of the Company among) the Members upon the liquidation of the Company (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations), the transfer of substantially all the Units (whether by sale or exchange or merger) or sale of all or substantially all the assets of the Company, such that, to the maximum extent possible, the Capital Accounts of the Members are proportionate to their Percentage Interests. In each case, such adjustments or allocations shall occur, to the maximum extent possible, in the Taxable Year of the event requiring such adjustments or allocations.

Section 5.05. Tax Allocations.

(a) Except as provided in Section 5.05(b), Section 5.05(c) and Section 5.05(d), the income, gains, losses and deductions of the Company will be allocated, for U.S. federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for purposes of computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses and deductions will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of taxable income, gain, loss and deduction of the Company with respect to any property contributed to the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value using any method permitted under applicable Law (including the traditional method with curative allocations under Treasury Regulations Section 1.704-3(c), with the curative allocations applied only to gain from the sale of such contributed property), with such choice of method to be determined in the discretion of the Company with the consent of the AS Representative.

(c) If the Book Value of any asset of the Company is adjusted pursuant to Section 5.01(a), including adjustments to the Book Value of any asset of the Company in connection with the IPO, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value using any method permitted under applicable Law (including the traditional method with curative allocations under Treasury Regulations Section 1.704-3(c), with the curative allocations applied only to gain from the sale of the asset of the Company whose Book Value was adjusted), with such choice of method to be determined in the discretion of the Company with the consent of the AS Representative.

(d) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members as reasonably determined by the Manager taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e) For purposes of determining a Member’s share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member’s share of profits shall be determined pursuant to any proper method, as reasonably determined by the Manager with an objective of minimizing gain recognition under Section 731 of the Code to any direct or indirect partner.

(f) Allocations pursuant to this Section 5.05 are solely for purposes of U.S. federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other items of the Company pursuant to any provision of this Agreement.

Section 5.06. Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member or a Member’s status as such (including any amounts payable by the Company pursuant to the Partnership Tax Audit Rules, U.S. federal withholding taxes, state personal property taxes and state unincorporated business taxes, but excluding payments such as payroll taxes, withholding taxes, benefits or professional association fees and the like required to be made or made voluntarily by the Company on behalf of any Member based upon such Member’s status as an employee of the Company), then such Member shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). The Manager may offset Distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 5.06 and such Member shall be treated as receiving the full amount of such offset for the purposes of this Agreement. In addition, notwithstanding anything to the contrary, each Member agrees that any Cash Settlement such Member is entitled to receive pursuant to Article XI may be offset by an amount equal to such Member’s obligation to indemnify the Company under this Section 5.06 and that such Member shall be treated as receiving the full amount of such Cash Settlement and paying to the Company an amount equal to such obligation. A Member’s obligation to make payments to the Company under this Section 5.06 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the dissolution, liquidation, winding up and termination of the Company. In the event that the Company has been terminated prior to the date such payment is due, such Member shall make such payment to the Manager (or its designee), which shall distribute such funds in accordance with this Agreement. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.06, including instituting a lawsuit to collect such contribution with interest calculated at a rate per annum equal to the sum of the Base Rate plus 300 basis points (but not in excess of the highest rate per annum permitted by Law). Each Member shall use commercially reasonable efforts to furnish to the Company such information and forms as required or reasonably requested in order to comply with any Laws governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled. The Company may withhold any amount that it determines is required to be withheld from any amount otherwise payable to any Member hereunder, and any such withheld amount shall be deemed to have been paid to such Member for purposes of this Agreement.

ARTICLE VI

MANAGEMENT

Section 6.01. Authority of Manager; Officer Delegation.

(a) Except for situations in which the approval or determination of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in Manager Sub, as the sole managing member of the Company (Manager Sub, in such capacity, the “Manager”), (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company and (iii) no other Member shall have any right, authority or power to vote, consent or approve any matter, whether under the Delaware Act, this Agreement or otherwise. The Manager shall be the “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company. Any vacancies in the position of Manager shall be filled in accordance with Section 6.04.

(b) Without limiting the authority of the Manager to act on behalf of the Company, the day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Manager. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions of this Agreement (including in Section 6.07 below), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall be limited to such duties as the Manager may, from time to time, delegate to them. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. All Officers shall be, and shall be deemed to be, officers and employees of the Company. An Officer may also perform one or more roles as an officer of the Manager. Any Officer may be removed at any time, with or without cause, by the Manager.

(c) Subject to the other provisions of this Agreement, the Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, conversion, division, reorganization or other combination of the Company with or into another entity, for the avoidance of doubt, without the prior consent of any Member or any other Person being required.

(d) Notwithstanding any other provision of this Agreement, neither the Manager nor any Officer authorized by the Manager shall have the authority, on behalf of the Company, either directly or indirectly, without the prior approval of the Manager and the holders of a majority of the Common Units then outstanding (excluding all Common Units held by PubCo Members), to take any action that would result in the failure of the Company (or any Subsidiary of the Company that is a partnership or disregarded entity for U.S. federal income tax purposes as of the Effective Date) to be taxable as a partnership (or, with respect to any such Subsidiary, as a partnership or disregarded entity) for purposes of U.S. federal income tax (or take any action that would have a similar effect), or take any position inconsistent with treating the Company as a partnership (or any such Subsidiary as a partnership or disregarded entity) for purposes of U.S. federal income tax, except as required by Law.

Section 6.02. Actions of the Manager. The Manager may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.07.

Section 6.03. Resignation; No Removal. The Manager may resign at any time by giving written notice to the Members; provided, however, that any such resignation shall be subject to the appointment of a new manager in accordance with Section 6.04. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members (subject to the appointment of a new manager in accordance with Section 6.04), and the acceptance of the resignation shall not be necessary to make it effective. For the avoidance of doubt, the Members have no right under this Agreement to remove or replace the Manager.

Section 6.04. Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by Manager Sub (or, if Manager Sub has ceased to exist without any successor or assign, then by PubCo or, if PubCo has ceased to exist without any successor or assign, the holders of a majority in interest of the voting capital stock of PubCo immediately prior to such cessation). For the avoidance of doubt, the Members (other than Manager Sub or, if Manager Sub has ceased to exist, PubCo) have no right under this Agreement to fill any vacancy in the position of Manager.

Section 6.05. Transactions Between the Company and the Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager, provided, that such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members and otherwise are permitted by the Credit Agreements; provided that the foregoing shall in no way limit the Manager’s rights under Sections 3.02, 3.04, 3.05, 3.10 or 3.11. The Members hereby approve each of the contracts or agreements between or among the Manager, the Company and their respective Affiliates entered into on or prior to the date of this Agreement that the Existing Member or the Corporate Board has approved in connection with the Reorganization or the IPO as of the date of this Agreement, including the Tax Receivable Agreement and the Registration Rights Agreement.

Section 6.06. Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that, upon consummation of the IPO, PubCo’s Class A Common Stock will be publicly traded and, therefore, the Manager, through PubCo, will have access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred by the Manager or PubCo on behalf of the Company, including all fees, expenses and costs associated with the Reorganization, the IPO and the transactions related thereto, any Secondary Offering or Private Sale, of being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock repurchase excise taxes, Stock Exchange (or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading) fees, transfer agent fees, legal fees, SEC and FINRA filing fees and offering expenses), and maintaining its corporate existence. The Members further acknowledge and agree that the services performed by the Management Holdings Partners, as Employees of the Company and its Subsidiaries, will inure to the benefit of the Company and all Members; therefore, Management Holdings shall be reimbursed for any reasonable out-of-pocket expenses incurred by Management Holdings on behalf of the Company or in connection with holding its Common Units in the Company, including maintaining its corporate existence. In the event that (x) shares of Class A Common Stock are sold to underwriters in the IPO (or in any Secondary Offering) at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in the IPO (or in such Secondary Offering, as applicable) after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (such difference, the “Underwriters Discount”) or (y) shares of Class A Common Stock are sold in a Private Sale and the aggregate proceeds therefrom are reduced by the amount of brokers’ or placement agents’ fees or commissions (such difference, the “Placement Agent Discount” and, together with the Underwriters Discount, the “Discount”), if any, (i) PubCo (or a PubCo Member, to the extent PubCo contributes proceeds from the IPO, Secondary Offering or Private Sale to a PubCo Member) shall be deemed to have contributed to the Company in exchange for newly issued Common Units the full amount for which such shares of Class A Common Stock were sold to the public (or in the case of Secondary Offering that is a variable price re-offer, to the underwriter(s)) or the purchaser in a Private Sale, as applicable, and (ii) the Company shall be deemed to have paid the Discount, as applicable, as an expense. To the extent practicable, expenses incurred by the Manager, PubCo or Management Holdings on behalf of or for the benefit of the Company or otherwise reimbursable hereunder shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager, Management Holdings or any of their respective Affiliates by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts (and, for the avoidance of doubt, the income from such guaranteed payments shall not be included for purposes of determining the recipient’s entitlement to Tax Distributions under this Agreement). Notwithstanding the foregoing, the Company shall not bear any income tax obligations of any PubCo Member or Management Holdings or any payments made pursuant to the Tax Receivable Agreement.

Section 6.07. Delegation of Authority. The Manager (a) may, from time to time, delegate to one or more Persons such authority and duties as the Manager may deem advisable, and (b) may assign titles (including chief executive officer, president, chief financial officer, chief operating officer, general counsel, senior vice president, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons (including, with respect to Officers, as set forth in Section 6.01(b)) which may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.

Section 6.08. Limitation of Liability and Duties of Manager.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Manager nor any of the Manager’s Affiliates or Manager’s officers, employees or other agents shall be liable to the Company, to any Member that is not the Manager or to any other Person bound by this Agreement for any act or omission performed or omitted by the Manager in its capacity as the sole managing member of the Company pursuant to authority granted to the Manager by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Manager’s willful misconduct or knowing violation of Law or for any present or future material breaches of any representations, warranties or covenants by the Manager or its Affiliates contained herein or in any Other Agreements with the Company. The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Manager in good faith reliance on such advice shall in no event subject the Manager to liability to the Company or any Member that is not the Manager.

(b) To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, whenever this Agreement or any other agreement contemplated herein provides that the Manager shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Company or any Member that is not the Manager, the Manager shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles.

(c) To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, whenever in this Agreement or any other agreement contemplated herein, the Manager is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, the Manager shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, other Members or any other Person.

(d) To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or duty otherwise, whenever in this Agreement or any other agreement contemplated herein the Manager is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the Manager shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as the Manager acts in good faith or in accordance with such other express standard, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of this Agreement or impose liability upon the Manager or any of the Manager’s Affiliates and shall be deemed approved by all Members.

(e) To the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, the parties hereto hereby agree that to the extent that the Manager (or any of the Manager’s Affiliates or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of the Manager) has duties (including fiduciary duties) to the Company, to the Members, to any Person who acquires an interest in a Unit or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by Law, and replaced with the duties or standards expressly set forth herein, if any; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The elimination of duties (including fiduciary duties) to the Company, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement.

Section 6.09. Investment Company Act. The Manager shall use its best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF MEMBERS AND MANAGER

Section 7.01. Limitation of Liability and Duties of Members.

(a) Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Manager shall be obligated personally for any such debts, obligations, contracts or liabilities of the Company solely by reason of being a Member or the Manager (except to the extent and under the circumstances set forth in any non-waivable provision of the Delaware Act). Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

(b) In accordance with the Delaware Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Articles IV or Article XIV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) To the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any other provision of this Agreement (but subject to, and without limitation of, Section 6.08, which shall control with respect to the Manager) or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, the parties hereto hereby agree that to the extent that any Member (or any Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties (including fiduciary duties) to the Company, to the Manager, to another Member, to any Person who acquires an interest in a Unit or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by Law, and replaced with the duties or standards expressly set forth herein, if any; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The elimination of duties (including fiduciary duties) to the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement. For the avoidance of doubt, PubCo acknowledges that it will take action, as applicable, through the Corporate Board and its officers, that the members of the Corporate Board and its officers owe fiduciary duties to the stockholders of PubCo and that the foregoing shall not be deemed to eliminate any such fiduciary duties owed to any Persons in their capacity as a stockholder of PubCo, for so long and to the extent applicable.

Section 7.02. Lack of Authority. No Member, other than the Manager or, if applicable, a duly appointed Officer or other Person delegated authority pursuant to Section 6.07 (to the extent of such delegation), in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager of the powers conferred on them by Law and this Agreement.

Section 7.03. No Right of Partition. No Member, other than the Manager, shall have the right to seek or obtain partition by court decree or operation of Law of any property of the Company, or the right to own or use particular or individual assets of the Company.

Section 7.04. Indemnification.

(a) Subject to Section 5.06, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under applicable Law, as the same now exists or may hereafter be amended, substituted or replaced (but, to the fullest extent permitted by Law, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member or an Affiliate thereof (other than as a result of an ownership interest in PubCo) or is or was serving as the Manager or a manager, director, officer, employee or other agent of the Manager, or a director, manager, Officer, employee or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided, however, that no Indemnified Person shall be indemnified (i) for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ willful misconduct or knowing violation of Law or for any present or future breaches (or, in the case of the Manager or its Affiliates, material breaches) of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in Other Agreements with the

Company or (ii) for the avoidance of doubt, for any taxes other than taxes that (x) are imposed on such Person as a result of the failure by the Company or any Subsidiary thereof to timely pay its taxes and (y) are not attributable to such Person under Section 5.06, and then only to the extent such taxes would otherwise be indemnified under this Section 7.04(a). Reasonable expenses, including out-of-pocket attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.

(c) The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04. The Company shall use its commercially reasonable efforts to purchase (or cause to be purchased) and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Manager, and the Company shall use its commercially reasonable efforts to purchase (or cause to be purchased) directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Manager.

(d) The indemnification and advancement of expenses provided for in this Section 7.04 shall be provided out of and to the extent of Company assets only. No Member (unless such Member otherwise agrees in writing or is found in a non-appealable decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company. The Company (i) shall be the primary indemnitor of first resort for such Indemnified Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Indemnified Person which are addressed by this Section 7.04.

(e) If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 7.05. Inspection Rights. Any Member (other than any Person that becomes a Member in connection with effecting a substantially concurrent Redemption in accordance with Article XI) holding at least five percent (5%) of the outstanding Vested Units or any of their respective designated representatives, in person or by attorney or other agent, shall, upon written demand stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose any of the foregoing books or records; provided, that for purposes of this sentence, a proper purpose shall mean any purpose reasonably related to such Person’s interest as a Member. In every instance where an attorney or other agent shall be the Person who seeks the right to inspection, the demand shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the Member. The demand shall be directed to the Company at its registered office in the State of Delaware or at its principal place of business. The inspection rights and other information rights provided in this Agreement shall be the sole rights to which Members are entitled in respect of inspection or information, to the fullest extent permitted under applicable Law, and shall supersede and replace all other rights available under applicable Law.

Section 7.06. Corporate Board. All determinations required to be made by the Corporate Board under this Agreement shall be made pursuant to the rules and policies of PubCo and in accordance with the Delaware Act, the applicable rules under the Stock Exchange and other applicable Laws.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

Section 8.01. Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required pursuant to applicable Laws. Subject to any approval right of the AS Representative with respect to such matters, all matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles IV and V and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

Section 8.02. Fiscal Year. The Fiscal Year of the Company shall end on the 31st of December of each year or such other date as may be established by the Manager.

ARTICLE IX

TAX MATTERS

Section 9.01. Preparation of Tax Returns. The Manager shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. The Manager shall use commercially reasonable efforts to prepare and deliver (or cause to be prepared and delivered) to each Member, an estimated K-1, including reasonable quarterly estimates of such Member’s taxable income, gains, losses, deductions or credits for such Taxable Year for U.S. federal, and applicable state and local, income tax reporting purposes, at least five (5) days prior to the corporate quarterly estimated payment deadline for U.S. federal income taxes for calendar year filers. The Manager shall use commercially reasonable efforts to furnish, within one hundred and eighty (180) days of the close of each Taxable Year, to each Member (or former Member that was a Member during the applicable Taxable Year) a completed IRS Schedule K-1 (and any comparable state income tax form) and such other information as is reasonably requested by such Member (or former Member) relating to the Company that is necessary for such Member (or former Member) to comply with its tax reporting obligations. Subject to the terms and conditions of this Agreement and except as otherwise provided in this Agreement, in its capacity as Partnership Representative, the Manager shall have the authority to prepare the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion, including the use of any permissible method under Section 706 of the Code for purposes of determining the varying interests of its Members.

Section 9.02. Tax Elections. The Taxable Year shall be the Fiscal Year set forth in Section 8.02, unless otherwise required by Section 706 of the Code. The Manager shall cause the Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election pursuant to Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) for each Taxable Year. The Manager shall take commercially reasonable efforts to cause each Person in which the Company owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for each Taxable Year. Each Member shall upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 9.03. Reimbursement for Certain Taxes. Without duplication of any tax required to be reimbursed under Section 6.06, the Company shall reimburse PubCo for any stock repurchase excise tax imposed under Section 4501 of the Code (or any similar Law). If, for any taxable year (or portion thereof), the Company or any Subsidiary thereof is required to be included in a combined, unitary or similar group with any Member for U.S. state or local tax purposes, the Company and the Members shall cooperate to ensure that the Company and its Subsidiaries, on the one hand, and such Member, on the other hand, bear their share of any state or local taxes with respect to such Tax group, as reasonably determined by the Manager in good faith.

Section 9.04. Tax Controversies. The Manager shall cause the Company to take all necessary actions required by Law to designate the Manager as the “partnership representative” of the Company as provided in Section 6223(a) of the Code with respect to any taxable year of the Company (including any taxable year of any partnership with respect to which the Company is a continuation under Section 708 of the Code), and the Manager is hereby authorized to designate a “designated individual” (within the meaning of Code Section 6223 and the Treasury Regulations thereunder) to be the sole individual through which such entity “partnership representative” will act (in such capacities, collectively, the “Partnership Representative”). The Company and the Members shall cooperate fully with each other and shall use reasonable best efforts to, as soon as permitted under applicable Law, cause the Manager (or its designated individual, as applicable) to become the Partnership Representative (and cause any partnership representative or designated individual designated prior to the Effective Date to resign, be revoked or replaced, as applicable) with respect to any relevant taxable period of the Company (or any partnership with respect to which the Company is a continuation under Section 708 of the Code), including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6223-1(e)(1) and completing IRS Form 8979. At the direction of the Manager, the Partnership Representative shall have the right and obligation to take all actions authorized and required by the Code for the Partnership Representative and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member shall cooperate with the Company and the Partnership Representative and do or refrain from doing any or all things reasonably requested by the Company or the Partnership Representative with respect to the conduct of such proceedings. Without limiting the generality of the foregoing, with respect to any audit or other proceeding, the Partnership Representative shall be entitled to cause the Company (and any of its Subsidiaries) to make any available elections pursuant to Section 6226 of the Code (and similar provisions of state, local and other Law), and the Members shall cooperate to the extent reasonably requested by the Company in connection therewith. The Company shall reimburse the Partnership Representative for all reasonable out-of-pocket expenses incurred by the Partnership Representative, including reasonable fees of any professional attorneys, in carrying out its duties as the Partnership Representative. The provisions of this Section 9.04 and Section 5.06 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the termination of the Company, shall remain binding on each Member for the period of time necessary to resolve all tax matters relating to the Company (or any partnership with respect to which the Company is a continuation under Section 708 of the Code), and shall be subject to the provisions of the Tax Receivable Agreement, as applicable.

ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS; CERTAIN TRANSACTIONS

Section 10.01. Transfers by Members. No holder of Units shall Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Sections 3.02(d), 10.02 and 10.09, (b) approved in advance and in writing by the Manager, in the case of Transfers by any Member other than the Manager (which transferee shall, following such approval, be deemed for purposes of this Agreement to be a “Permitted Transferee” under Section 10.02(ii)), or (c) in the case of Transfers by the Manager, to any Person who succeeds to the Manager in accordance with Section 6.04. Notwithstanding the foregoing, “Transfer” shall not include (i) an event that terminates the existence of a Member for income tax purposes (including a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member), (ii) any indirect Transfer of Units held by a PubCo Member by virtue of any Transfer of equity securities in PubCo or such other PubCo Member (provided that, in the case of a PubCo Member that is not PubCo, such Transfer of equity securities is to PubCo or another Subsidiary of PubCo), (iii) any indirect Transfer of Units held by a Member by virtue of (x) any Transfer of a partnership interest (or similar equity interest) in an investment fund or investment partnership that is a direct or indirect equityholder of a Member or (y) any Transfer by a Management Holdings Partner that is permitted, and only to the extent permitted, under the Management Holdings Agreement and the applicable Restricted Unit Award Agreement, or (iv) any direct or indirect Transfer of Units in connection with the transactions contemplated by the Reorganization.

Section 10.02. Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any of the following Transfers (each, a “Permitted Transfer” and each transferee in a Permitted Transfer, a “Permitted Transferee”): (i)(A) a Transfer pursuant to a Redemption or Direct Exchange in accordance with Article XI hereof or (B) a Transfer by a Member to PubCo or any of its Subsidiaries, or (ii)(A) a Transfer to an Affiliate of such Member or (B) following the Management Elective Redemption Date, (1) a Transfer made by Management Holdings to any Management Holdings Partner in connection with any Redemption or Direct Exchange to be made in accordance with Article XI (which Transfer shall be permitted to occur following delivery by Management Holdings of a Redemption Notice in respect of Redeemed Units that correspond to Corresponding Management Units held by such Management Holdings Partners (and after which, such Management Holdings Partner shall be deemed to be the Redeeming Member with respect thereto)), and (2) if such Redemption or Direct Exchange cannot be or is not consummated, a subsequent Transfer by such transferee Member to Management Holdings with respect to the same Common Units; provided, however, that (x) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (y) in the case of the foregoing clause (ii), the Permitted Transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement (by delivery of a Joinder) and comply with the other requirements of Section 10.04 and, if applicable, Section 10.08, and prior to such Transfer the transferor will deliver a written notice to the Company, the Manager and, unless otherwise determined by the Manager, the Members, which notice will disclose in reasonable detail the identity of the proposed Permitted Transferee. In the case of a Permitted Transfer of any Common Units by any Member to a Permitted Transferee in accordance with this Section 10.02, such Member (or any subsequent Permitted Transferee of such Member) shall also transfer a number of shares of Class B Common Stock equal to the number of Common Units that were transferred by such Member (or subsequent Permitted Transferee) in the transaction to such Permitted Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07.

Section 10.03. Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or if an exemption from such registration is then available with respect to such sale. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON [____], 20[__], AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF SOLV ENERGY HOLDINGS LLC, AS IT MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, AND SOLV ENERGY HOLDINGS LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY SOLV ENERGY HOLDINGS LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any Units which cease to be Units in accordance with the definition thereof.

Section 10.04. Transfer. Prior to Transferring any Units, the Transferring holder of Units shall cause the prospective Permitted Transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate to which the transferor was a party (collectively, the “Other Agreements”), by executing and delivering to the Company counterparts of this Agreement and any applicable Other Agreements, and to enter into such other documents as may reasonably be necessary or appropriate in connection with such Transfer and admission as a Member, as may reasonably be requested by the Manager.

Section 10.05. Assignee’s Rights.

(a) The Transfer of a Unit in accordance with this Agreement shall be effective as of the date of such Transfer (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other items of the Company shall be allocated between the transferor and the transferee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the Manager. Distributions made in respect of the Transferred Units before the effective date of such Transfer shall be paid to the transferor, and Distributions made in respect of such Units on or after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the Transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein by which a Member would be bound on account of the Assignee’s Units (including the obligation to make Capital Contributions on account of such Units).

Section 10.06. Assignor’s Rights and Obligations. Any Member who shall Transfer any Unit in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Sections 6.08 and 7.04 shall continue to inure to such Person’s benefit and Sections 5.06 and 9.04 shall continue to bind such Person), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (i) such Transferring Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units, and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any

Units in the Company from any liability of such Member to the Company with respect to such Units that may exist as of the Admission Date or that is otherwise specified in the Delaware Act or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the Other Agreements with the Company.

Section 10.07. Overriding Provisions.

(a) Any Transfer or attempted Transfer of any Units in violation of this Agreement (including any prohibited indirect Transfers) shall be, to the fullest extent permitted by applicable law, null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Agreement shall not become a Member and shall not have any other rights in or with respect to any rights of a Member of the Company with respect to the applicable Units. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Manager shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X; provided, that any Permitted Transferee pursuant to a Permitted Transfer of the type set forth in Section 10.02(ii)(B) that is redeemed or exchanged pursuant to Article XI substantially concurrently with the consummation of such Permitted Transfer shall be deemed to be set forth on the Schedule of Members until such time as such Redemption or Direct Exchange is consummated, with no further action required by the Manager (provided that the Manager shall amend the Schedule of Members following the consummation of such Redemption or Direct Exchange to reflect the occurrence thereof); provided, further, that if such Redemption or Direct Exchange is not consummated reasonably promptly following such Permitted Transfer, then the Manager shall promptly amend the Schedule of Members to either reflect such Permitted Transferee or any subsequent Permitted Transfer by such Permitted Transferee, as described in Section 10.02(ii)(B), as applicable, in order to maintain a definitive record of ownership of the Units in accordance with Section 3.01(b).

(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01, Section 10.02, Article XI and Article XII), in no event shall any Member Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws;

(ii) cause an assignment under the Investment Company Act;

(iii) in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any obligation under any Credit Agreement to which PubCo, the Company or any of its Subsidiaries is a party; provided that the payee or creditor to whom PubCo, the Company or any of its Subsidiaries owes such obligation is not an Affiliate of thereof;

(iv) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority of age under applicable Law (excluding trusts or similar arrangements established for the benefit of minors or other permitted transfers to minors under the Management Holdings Agreement);

(v) cause the Company to be (or create a material risk of the Company being) treated as a “publicly traded partnership” or taxed as a corporation pursuant to Section 7704 of the Code or any successor provision thereto under the Code, in each case as determined in good faith by the Manager; or

(vi) unless approved by the Manager, result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined by taking into account Treasury Regulations Section 1.7704-1(h)(3)).

(c) Notwithstanding anything contained herein to the contrary, in no event shall any Member that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code Transfer any Units, unless such Member and the transferee have delivered to the Company, in respect of the relevant Transfer, written evidence that all required withholding under Section 1446(f) of the Code has been done and duly remitted to the applicable taxing authority or duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding; provided, that the Company shall reasonably cooperate with any reasonable requests from such Member for certifications or other information from the Company in connection with satisfying this Section 10.07(c) prior to the relevant Transfer (or Redemption or Direct Exchange, as applicable).

Section 10.08. Spousal Consent. In connection with the execution and delivery of this Agreement, any Member who is a natural person will deliver to the Company an executed consent from such Member’s spouse (if any) in the form of Exhibit B-1 attached hereto or a Member’s spouse confirmation of separate property in the form of Exhibit B-2 attached hereto. If, at any time subsequent to the date of this Agreement such Member becomes legally married (whether in the first instance or to a different spouse), such Member shall cause his or her spouse to execute and deliver to the Company a consent in the form of Exhibit B-1 or Exhibit B-2 attached hereto. Such Member’s non-delivery to the Company of an executed consent in the form of Exhibit B-1 or Exhibit B-2 at any time shall constitute such Member’s continuing representation and warranty that such Member is not legally married as of such date.

Section 10.09. Certain Transactions with respect to PubCo.

(a) In connection with a Change of Control Transaction, the Manager shall have the right, in its sole discretion, to require each Non-PubCo Member to effect a Redemption of all or a portion of such Member’s Vested Units and Unvested Units that accelerate pursuant to the terms of the Restricted Unit Award Agreement in connection with such Change of Control Transaction, together with the cancellation of an equal number of shares of Class B Common Stock, pursuant to which such Units will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the Redemption provisions of Article XI (applied for this purpose as if PubCo had delivered an Election Notice that specified a Share Settlement with respect to such Redemption) and otherwise in accordance with this Section 10.09(a). Any such Redemption pursuant to this Section 10.09(a) shall be effective immediately prior to the consummation of such Change of Control Transaction

(and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Redemption pursuant to this Section 10.09(a), the “Change of Control Date”). From and after the Change of Control Date, (i) the Vested Units, accelerated Unvested Units and any shares of Class B Common Stock subject to such Redemption shall be deemed to be transferred to PubCo on the Change of Control Date and (ii) each such Member shall cease to have any rights with respect to such Units and shares of Class B Common Stock subject to such Redemption (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such Redemption, and, for the avoidance of doubt, any rights under the Tax Receivable Agreement). In the event the Manager desires to initiate the provisions of this Section 10.09, the Manager shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (x) five (5) Business Days following the execution of an agreement with respect to such Change of Control Transaction and (y) ten (10) Business Days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Members shall take all actions reasonably requested by PubCo to effect such Redemption in accordance with the terms of Article XI, including taking any action and delivering any document required pursuant to this Section 10.09(a) to effect such Redemption. Notwithstanding the foregoing, in the event the Manager requires the Members to exchange less than all of their outstanding Units (and to surrender a corresponding number of shares of Class B Common Stock for cancellation), each Member’s participation in the Change of Control Transaction shall be reduced pro rata.

(b) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders and approved by the Corporate Board or is otherwise effected or to be effected with the consent or approval of the Corporate Board, the Manager shall provide written notice of the PubCo Offer to all Non-PubCo Members within the earlier of (i) five (5) Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such PubCo Offer and (ii) ten (10) Business Days before the proposed date upon which the PubCo Offer is to be effected, including in such notice such information as may reasonably describe the PubCo Offer, subject to Law, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such PubCo Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the PubCo Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such PubCo Offer, and the number of Units (and the corresponding shares of Class B Common Stock) held by such Member that is applicable to such PubCo Offer. The Non-PubCo Members shall be permitted to participate in such PubCo Offer in respect of such Member’s Vested Units by delivering a written notice of participation that is effective immediately prior to the consummation of such PubCo Offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by PubCo. In the case of any PubCo Offer that was initially proposed by PubCo, PubCo shall use reasonable best efforts to enable and permit the Non-PubCo Members to participate in such transaction in respect of such Member’s Vested Units to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Vested Units or shares of Class B Common Stock prior to the consummation of such transaction. For the avoidance of doubt, in no event shall Common Unitholders be entitled to receive in such PubCo Offer aggregate consideration for each Common Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a PubCo Offer (it being understood that payments under or in respect of the Tax Receivable Agreement shall not be considered part of any such consideration).

(c) In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a PubCo Offer, the provisions of Section 10.09(a) shall take precedence over the provisions of Section 10.09(b) with respect to such transaction, and the provisions of Section 10.09(b) shall be subordinate to provisions of Section 10.09(a), and may only be triggered if the Manager elects to waive the provisions of Section 10.09(a).

ARTICLE XI

REDEMPTION AND DIRECT EXCHANGE RIGHTS

Section 11.01. Redemption Right of a Member.

(a) Subject to Section 11.01(b) and Section 11.08, each Non-PubCo Member shall be entitled to cause the Company to redeem (a “Redemption”) all or any portion of its Common Units (excluding any Common Units that are Unvested Units or are subject to Transfer limitations indirectly pursuant to a Restricted Unit Award Agreement applicable to the Corresponding Management Units, unless otherwise determined by the Manager (which determination, prior to the Management Elective Redemption Date, shall require the consent of the AS Representative)) (such Common Units, the “Eligible Units”, and such right, the “Redemption Right”) (i) with respect to a Permitted Redemption, at any time and from time to time following the waiver or expiration of any contractual lock-up period relating to the shares of PubCo that may be applicable to such Member and (ii) in any other case, during the Quarterly Redemption Notice Period preceding the desired Redemption Date; provided that, with respect to any Redemption other than a Management Co-Redemption, a Member (or a Management Holdings Partner on whose behalf Management Holdings is effecting a Redemption of Eligible Units) shall be required to redeem at least the Minimum Redemption Threshold. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to PubCo. The Redemption Notice shall specify the number of Eligible Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and the applicable Redemption Date; provided, that the Company, PubCo and the Redeeming Member may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided, further that in the event PubCo elects a

Share Settlement in connection with a Permitted Redemption, the Permitted Redemption may be conditioned (including as to timing) by the Redeeming Member on the closing of a purchase by another Person (whether in an underwritten offering, tender or exchange offer, or otherwise) of the shares of Class A Common Stock that may be issued in connection with such proposed Permitted Redemption. Subject to Section 11.03 and unless the Redeeming Member timely has delivered a Retraction Notice as provided in Section 11.01(d) or has revoked or delayed a Redemption as provided in Section 11.01(e), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances, (x) the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated), and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units to PubCo;

(ii) the Company shall (w) cancel the Redeemed Units, (x) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under Section 11.01(c) (and equal to the Capital Contribution with respect thereto received from PubCo pursuant to Section 11.02), (y) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to Section 11.01(a)(i)(x) above and the Redeemed Units and (z) issue to PubCo a number of Common Units equal to the number of Redeemed Units surrendered by the Redeeming Member in accordance with Section 11.02; and

(iii) PubCo shall cancel and retire for no consideration the shares of Class B Common Stock (together with any Corresponding Rights) that were Transferred to PubCo pursuant to Section 11.01(a)(i)(y) above.

(b) Notwithstanding anything to the contrary in this ARTICLE XI, during the period from the Effective Date until the Management Elective Redemption Date, (i) if at any time (subject to any limitations in this Agreement and applicable Law) one or more AS Aggregators elect to exercise a Redemption Right (an “AS Redemption”), Management Holdings shall transfer, in a Redemption or Direct Exchange (as applicable), a percentage of its Eligible Units that corresponds to the percentage of the AS Aggregators’ Eligible Units (relative to the AS Aggregators’ total aggregate Eligible Units held) in respect of which a Redemption Right is being exercised (such percentage, the “AS Sale Percentage”), and (ii) Management Holdings shall not be permitted to exercise its Redemption Right pursuant to Section 11.01(a) independently of an AS Redemption (any such mandatory Redemption event, a “Management Co-Redemption”). In furtherance of the foregoing, if a redeeming AS Aggregator delivers a Redemption Notice, Management Holdings shall be deemed to have delivered a Redemption Notice for purposes of a simultaneous Management Co-Redemption, with the number of Redeemed Units with respect thereto to be calculated based on the AS Sale Percentage. A Management Co-Redemption shall be effectuated at the same time and on the same terms (including by means of a Direct Exchange, if elected by Pubco pursuant to Section 11.03(a)) as the corresponding AS Redemption. If a redeeming AS Aggregator retracts, revokes or delays its Redemption or Direct Exchange, as applicable, a corresponding action shall be deemed to be taken with respect to the Management Co-Redemption, so that in all instances, until the Management Elective Redemption Date, a Management Co-Redemption shall occur or not occur together with the AS Redemption giving rise to such Management Co-Redemption. In connection with any Management Co-Redemption, Management Holdings agrees to take such actions and provide such cooperation (including as to the calculation of Redeemed Units, if applicable) as may be reasonably requested by the Company or PubCo in connection with consummating such Management Co-Redemption. For the avoidance of doubt, the terms of Sections 11.01(d), (e) and (i) pertaining to Management Holdings Partners shall not apply in the case of a Management Co-Redemption.

(c) PubCo shall have the option (as determined by the Corporate Board), as provided in Section 11.02, to elect to have the Redeemed Units be redeemed in consideration for either a Share Settlement or a Cash Settlement; provided, for the avoidance of doubt, that PubCo may elect to have the Redeemed Units be redeemed in consideration for a Cash Settlement only to the extent that PubCo has funds available from a Secondary Offering in an amount at least equal to the Redeemed Units Equivalent. PubCo shall give written notice (the “Election Notice”) to the Company (with a copy to the applicable Redeeming Member) of such election within three (3) Business Days of receiving the Redemption Notice; provided, that if PubCo does not timely deliver an Election Notice, PubCo shall be deemed to have elected the Share Settlement method. If PubCo elects a Share Settlement (including in connection with a Direct Exchange pursuant to Section 11.03), PubCo shall deliver or cause to be delivered the number of shares of Class A Common Stock deliverable upon such Share Settlement as promptly as practicable (but not later than three (3) Business Days) after the Redemption Date, at the offices of the then-acting registrar and transfer agent of the shares of Class A Common Stock (or, if there is no then-acting registrar and transfer agent of Class A Common Stock, at the principal executive offices of PubCo), registered in the name of the relevant Redeeming Member (or in such other name(s) as is requested in writing by the Redeeming Member), in certificated or uncertificated form, as determined by PubCo; provided, that to the extent the shares of Class A Common Stock are settled through the facilities of The Depository Trust Company, upon the written instruction of the Redeeming Member set forth in the Redemption Notice, PubCo shall use its commercially reasonable efforts to deliver the shares of Class A Common Stock deliverable to such Redeeming Member through the facilities of The Depository Trust Company, to the account of the participant(s) of The Depository Trust Company designated by such Redeeming Member by no later than the close of business on the Business Day immediately following the Redemption Date. Notwithstanding anything to the contrary in this Agreement, neither PubCo nor the Company shall effectuate a Cash Settlement that is to be funded by a Secondary Offering unless PubCo has authorized and consummated such Secondary Offering by no later than the Redemption Date for the purpose of satisfying such Cash Settlement. If for any reason PubCo is unable to complete such Secondary Offering by the Redemption Date, then the applicable Redeemed Units shall instead be redeemed by Share Settlement, notwithstanding that PubCo may have initially elected a Cash Settlement of such Redeemed Units.

(d) Unless otherwise agreed by the Redeeming Member, in the event PubCo elects the Cash Settlement in connection with any Permitted Redemption, the Redeeming Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to PubCo) within two (2) Business Days of delivery of the Election Notice. Subject to the last three sentences of this Section 11.01(d), if, in the case of a Redemption that is not a Permitted Redemption, the Common Unit Redemption Price (calculated for purposes of this Section 11.01(d) as set forth in clause (ii) of such definition) (determined by treating the last full Trading Day that is three (3) Business Days immediately prior to the applicable Redemption Date as the final measurement date of the five-day period used to calculate the Common Unit Redemption Price) decreases by more than 10% from the Common Unit Redemption Price (determined by treating the last full Trading Day that is immediately prior to the date of delivery of the applicable Redemption Notice as the final measurement date of such five-day period used to calculate the Common Unit Redemption Price), the Redeeming Member may (unless otherwise agreed by the Redeeming Member) elect to retract its Redemption Notice by giving written notice of such election (a “Restricted Retraction Notice”) to PubCo and the Company no later than three (3) Business Days prior to the Redemption Date. The timely delivery of a Retraction Notice or Restricted Retraction Notice, as applicable, shall terminate all of the Redeeming Member’s, the Company’s and PubCo’s rights and obligations under this Section 11.01 arising from the applicable Redemption Notice (but not, for the avoidance of doubt, from any Redemption Notice not retracted or that may be delivered in the future). A Redeeming Member may deliver a Restricted Retraction Notice only once in every 12-month period (and any additional Restricted Retraction Notice delivered by such Redeeming Member within such 12-month period shall be deemed null and void ab initio and ineffective with respect to the revocation of the Redemption specified therein). A Redeeming Member who revokes a Redemption pursuant to a Restricted Retraction Notice may not participate in the Redemption to occur on the next Quarterly Redemption Date immediately following the Quarterly Redemption Date with respect to which the Restricted Retraction Notice pertains. In the event that Management Holdings is the Redeeming Member, (a) any retraction that is permitted under this Section 11.01(d) may be made or not made separately as to Redeemed Units that correspond to Corresponding Management Units held by different Management Holdings Partners that have requested a Redemption pursuant to the terms of the Management Holdings Agreement, in which case the provisions of this Section 11.01(d) shall be applied to reflect such partial retraction, mutatis mutandis, and (b) the limitations set forth in the preceding two sentences shall apply to the Management Holdings Partner in relation to whom a Redemption Notice or Restricted Retraction Notice has been delivered by Management Holdings, and not to Management Holdings itself.

(e) In the event PubCo elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled (unless otherwise agreed by the Redeeming Member) to revoke its Redemption Notice or delay the consummation of a Redemption (or, in the case of Management Holdings, revoke that portion of the Redemption Notice or delay that portion of the Redemption corresponding to the Corresponding Management Units held by any particular requesting Management Holdings Partner pursuant to the terms of the Management Holdings Agreement) if any of the following conditions exists:

(i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member (or corresponding Management Holdings Partner) at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii) PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii) PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member (or corresponding Management Holdings Partner) to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv) the Redeeming Member (or corresponding Management Holdings Partner) is in possession of any material non-public information concerning PubCo, the receipt of which results in such Redeeming Member (or corresponding Management Holdings Partner) being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and PubCo does not permit disclosure of such information);

(v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member (or corresponding Management Holdings Partner) at or immediately following the Redemption shall have been issued by the SEC;

(vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption;

(viii) PubCo shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member (or corresponding Management Holdings Partner), if applicable, to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Redemption Black-Out Period.

If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 11.01(e), the Redemption Date shall occur on the fifth (5th) Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such earlier date as PubCo, the Company and such Redeeming Member may agree in writing).

(f) The number of shares of Class A Common Stock (or Redeemed Units Equivalent, if applicable) (together with any Corresponding Rights) applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeeming Member shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date.

(g) In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(h) Notwithstanding anything to the contrary herein, (i) no Redemption shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of the Company or of PubCo, such Redemption would have the effect set forth in Section 10.07(b)(v) and (vi), or otherwise pose a material risk that the Company would be a “publicly traded partnership” under Section 7704 of the Code, and (ii) if there is a material risk that the Company would be a “publicly traded partnership” under Section 7704 of the Code notwithstanding the restrictions then in effect with respect to any Redemptions, the Company or PubCo may impose additional restrictions on Redemptions as the Company or PubCo may determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code.

(i) For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Member shall not be entitled to redeem Redeemed Units to the extent PubCo determines that such Redemption (i) would be prohibited by Law or regulation (including the unavailability of any requisite registration statement filed under the U.S. Securities Act of 1933, as amended) or (ii) would not be permitted under any other agreements with PubCo or its Subsidiaries to which such Member (or corresponding Management Holdings Partner) may be party or any written policies of PubCo related to unlawful or improper trading (including the policies of PubCo relating to insider trading).

Section 11.02. Election and Contribution of PubCo. Unless the Redeeming Member has timely delivered a Retraction Notice or Restricted Retraction Notice as provided in Section 11.01(d), or has revoked or delayed a Redemption as provided in Section 11.01(e), subject to Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) PubCo shall make a Capital Contribution to the Company (in the form of the Share Settlement or the Cash Settlement, as determined by PubCo in accordance with Section 11.01(c)), and (ii) except in connection with a Direct Exchange pursuant to Section 11.03, the Company shall issue to PubCo a number of Common Units equal to the number of Redeemed Units surrendered by the Redeeming Member. Notwithstanding any other provisions of this Agreement to the contrary, but subject to Section 11.01(c) and Section 11.03, in the event that PubCo elects a Cash Settlement, PubCo shall only be obligated to contribute to the Company an amount in respect of such Cash Settlement equal to the Redeemed Units Equivalent with respect to such Cash Settlement, which in no event shall exceed the amount actually paid by the Company to the Redeeming Member as the Cash Settlement. The timely delivery of a Retraction Notice or Restricted Retraction Notice shall terminate all of the Company’s and PubCo’s rights and obligations under this Section 11.02 arising from the Redemption Notice.

Section 11.03. Direct Exchange Right of PubCo.

(a) Notwithstanding anything to the contrary in this Article XI (save for the limitations set forth in Section 11.01(c) regarding PubCo’s option to select the Share Settlement or the Cash Settlement and the timing for such election, and without limitation to the rights of the Non-PubCo Members under Section 11.01, including the right to revoke a Redemption Notice or otherwise delay the consummation of a Redemption, unless otherwise agreed by a Redeeming Member), PubCo may, in its sole and absolute discretion (as determined by the Corporate Board) (subject to the limitations on such discretion set forth in Section 11.01(c)), elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the Redeeming Member and PubCo (a “Direct Exchange”) (rather than contributing the Share Settlement or the Cash Settlement, as the case may be, to the Company in accordance with Section 11.02 for purposes of the Company redeeming the Redeemed Units from the Redeeming Member in consideration of the Share Settlement or the Cash Settlement, as applicable). Upon such Direct Exchange pursuant to this Section 11.03, PubCo shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b) PubCo may, at any time prior to a Redemption Date (including after delivery of an Election Notice pursuant to Section 11.01(c)), deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election is subject to the limitations set forth in Section 11.01(c) and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by PubCo at any time; provided, that any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.

(c) Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if PubCo had not delivered an Exchange Election Notice and as follows:

(i) the Redeeming Member shall transfer and surrender to PubCo, free and clear of all liens and encumbrances, (x) the Redeemed Units (including any certificates representing the Redeemed Units if they are certificated, for delivery to the Company in exchange for a new certificate pursuant to Section 11.03(c)(iii)) and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units, to the extent applicable;

(ii) PubCo shall (x) pay to the Redeeming Member the Share Settlement or the Cash Settlement, as applicable, (y) cancel and retire for no consideration the shares of Class B Common Stock (together with any Corresponding Rights) that were Transferred to PubCo pursuant to Section 11.03(c)(i)(y) above, and (z) deliver to the Company any certificates representing the Redeemed Units, if they are certificated, in exchange for a new certificate pursuant to Section 11.03(c)(iii); and

(iii) the Company shall (x) register PubCo as the owner of the Redeemed Units and (y) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to Section 11.03(c)(i)(x) and the Redeemed Units, and issue to PubCo a certificate for the number of Redeemed Units.

Section 11.04. Reservation of shares of Class A Common Stock; Listing; Certificate of PubCo.

(a) At all times PubCo shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Share Settlement pursuant to a Redemption or Direct Exchange; provided that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations in respect of any such Share Settlement pursuant to a Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of PubCo) or by way of Cash Settlement (subject to the limitations in Section 11.01(c)). PubCo shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption or Direct Exchange to the extent a registration statement is effective and available with respect to such shares; provided, all such unregistered shares of Class A Common Stock (if any) shall be entitled to the registration rights set forth in the Registration Rights Agreement if the holders thereof are party to the Registration Rights Agreement and have such rights thereunder. PubCo shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Share Settlement pursuant to a Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Share Settlement pursuant to a Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). PubCo covenants that all shares of Class A Common Stock issued in connection with a Share Settlement pursuant to a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with any corresponding provisions of PubCo’s certificate of incorporation (if any).

(b) Prior to any Redemption or Direct Exchange effected pursuant to this Agreement, PubCo shall take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, PubCo of equity securities of PubCo (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of PubCo for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of PubCo, including any director by deputization. The authorizing resolutions shall be approved by either the Corporate Board or a committee thereof composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of PubCo (with the authorizing resolutions specifying the name of each such director or officer whose acquisition or disposition of securities is to be exempted and the number of securities that may be acquired and disposed of by each such Person pursuant to this Agreement).

Section 11.05. Effect of Exercise of Redemption or Direct Exchange. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange by a Member and all rights set forth herein shall continue in effect with respect to the remaining Members and, to the extent the Redeeming Member has a remaining Unit following such Redemption or Direct Exchange, the Redeeming Member. No Redemption or Direct Exchange shall relieve a Redeeming Member, the Company or PubCo of any prior breach of this Agreement by such Redeeming Member, the Company or PubCo.

Section 11.06. Tax Treatment.

(a) In connection with any Redemption or Direct Exchange, the Redeeming Member shall to the extent it is legally entitled to deliver such form, deliver to PubCo or the Company, as applicable, a certificate, dated as of the Redemption Date, in a form reasonably acceptable to PubCo or the Company, as applicable, certifying as to such Redeeming Member’s taxpayer identification number and that such Redeeming Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an IRS Form W-9 if then sufficient for such purposes under applicable Law) (such certificate a “Non-Foreign Person Certificate”). If a Redeeming Member is unable to provide a Non-Foreign Person Certificate in connection with a Redemption or a Direct Exchange, then (i) such Redeeming Member and the Company shall cooperate to provide any other certification or determination described in Treasury Regulations Sections 1.1446(f)-2(b) and 1.1446(f)-2(c) or otherwise permitted under applicable Law at the time of such Redemption or Direct Exchange, and PubCo or the Company, as applicable, shall be permitted to withhold on the amount realized by such Redeeming Member in respect of such Redemption or Direct Exchange to the extent required under in Section 1446(f) of the Code and Treasury Regulations thereunder after taking into account the certificate or other determination provided pursuant this sentence and (ii) upon request and to the extent permitted under applicable Law, the Company shall deliver a certificate pursuant to Treasury Regulations Section 1.1445-11T(d)(2) certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” (as used in Treasury Regulations Section 1.1445-11T), or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” plus “cash or cash equivalents” (as used in Treasury Regulations Section 1.1445-11T); provided, that if the Company is not legally entitled to provide the certificate described in clause (ii), PubCo shall be permitted to withhold on the amount realized by such Redeeming Member in respect of such Redemption or Direct Exchange to the extent required under in Section 1445 of the Code and Treasury Regulations.

(b) Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange between PubCo and the Redeeming Member for U.S. federal and applicable state and local income tax purposes.

Section 11.07. Company Exchange and Redemption Right. At the discretion of PubCo, and provided that the Class A Common Stock is listed or admitted to trading on the Stock Exchange, the Common Units may be subject to mandatory Redemption in each of the following circumstances:

(a) if PubCo or the Company has obtained the consent of each of (i) the holders of a majority of the Common Units then outstanding (excluding all Common Units held by PubCo Members) and (ii) if AS Persons collectively then hold, directly or indirectly (other than through PubCo and its Subsidiaries), more than 5% of the outstanding Common Units in the aggregate, the AS Representative, then the Company may cause all outstanding Common Units then held by all Members to be redeemed;

(b) if (i) the Members (other than the PubCo Members) hold less than 10% of the then-outstanding Common Units and (ii) AS Persons collectively then hold, directly or indirectly (other than through PubCo and its Subsidiaries), less than 5% of the outstanding Common Units in the aggregate, then the Company may cause all outstanding Common Units then held by all Members to be redeemed;

(c) if at any time either (i) AS Persons collectively own, directly or indirectly (other than through PubCo and its Subsidiaries), less than 5% of the then outstanding Common Units in the aggregate, or (ii) the Company has more than 85 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined by taking into account Treasury Regulations Section 1.7704-1(h)(3)), then the Company may cause the then-held Common Units of any or all Members who hold less than 1% of the Common Units then outstanding (excluding all Common Units held by PubCo Members) to be redeemed;

(d) in connection with (i) any Involuntary Transfer by any Member (other than a PubCo Member), the Company may cause any or all Common Units then held by such Member or transferee in such Involuntary Transfer (if applicable) to be redeemed, or (ii) any Corresponding Involuntary Transfer, the Company may cause the Common Units then held by Management Holdings corresponding to such Corresponding Management Units to be redeemed;

(e) If, following the Management Elective Redemption Date, any Management Holdings Partner becomes a Member of this Agreement in connection with effecting a substantially concurrent Redemption of such Person’s Units pursuant to Article XI and such Person does not (i) deliver a Redemption Notice within three (3) Business Days of being admitted as a Member (provided that Management Holdings has not delivered a Redemption Notice with respect to such Units on behalf of such Management Holdings Partner prior to such date) or (ii) effect such Redemption or Direct Exchange within three (3) Business Days of the date on which such Redemption or Direct Exchange was intended to be consummated, then, with the Manager’s consent, the Company may cause all outstanding Common Units then held by such Member (and which, for avoidance of doubt, were received as a Permitted Transfer pursuant to Section 10.02(ii)(B)) to be redeemed (this clause (e) and the foregoing clauses (a), (b), (c) and (d), a “Company Redemption Right”).

The Company shall exercise the Company Redemption Right by delivering written notice to each Member whose Common Units are the subject of the Redemption (the “Company Redemption Notice”) not later than five (5) Business Days prior to the proposed Redemption Date, which notice shall specify the Redemption Date and whether the redemption shall be effected through a Cash Settlement, a Share Settlement or a Direct Exchange. The Member whose Common Units are the subject of the Company Redemption Notice shall not have the right to deliver a Retraction Notice or otherwise cancel or reverse the Company’s decision to proceed with the Redemption. Except as otherwise provided in this Section 11.07, the Company Redemption Right shall be settled in accordance with the provisions of this Article XI. Notwithstanding anything in this Article XI, the Company’s right to cause a Redemption and/or Direct Exchange under this Section 11.07 shall apply to any and all Common Units (including Unvested Units, if any) and any shares received in exchange for or redemption of any such Unvested Units shall be subject to the same vesting conditions and in the same proportions as such Unvested Units. In connection with the Company’s exercise of a Company Redemption Right, any Member subject to such right agrees to take such actions as may be reasonably requested by the Company in connection with consummating the exercise of such Company Redemption Right, including executing and delivering such documents as may be reasonably requested in order to consummate the exercise of such Company Redemption Right and making such representations, warranties and covenants as are customary for similar redemption transactions. Notwithstanding the foregoing, the Common Units shall in no event be subject to a Company Redemption Right unless, in the event of a Share Settlement of such Company Redemption Right, (x) there is an active shelf registration statement in effect with respect to all of the Common Units that would be subject to Redemption and (y) the Class A Common Stock issuable in connection with such Redemption shall not be subject to any lock-up or other restrictions on transfer.

Section 11.08. Policies. All Redemptions pursuant to this Article XI shall be subject to any formal policies or procedures implemented by the Manager in connection with the administration or facilitation of Redemptions and Direct Exchanges hereunder, as such policies or procedures may be modified, amended or supplemented from time to time.

Section 11.09. Management Holdings.

(a) By virtue of their ownership of Corresponding Management Units, Management Holdings Partners indirectly hold interests in the Company. In applying the provisions of this Agreement (other than Section 11.01(b) prior to the Management Elective Redemption Date) and in order to determine equitably the rights and obligations of Management Holdings and the Management Holdings Partners, the Manager, the Company, PubCo and/or Management Holdings may treat (a) the Common Units held by Management Holdings as if they were hypothetically directly held by the Management Holdings Partners having an indirect economic interest therein and (b) any Management Holdings Partner as if it were hypothetically a Member with a corresponding interest in a proportionate portion of the Common Units owned by such Management Holdings Partner. Accordingly, with respect to Management Holdings, upon (i) any issuance of additional Units or other Equity Securities of the Company to Management Holdings for the benefit of any Management Holdings Partner (or the occurrence of any event that causes the repurchase, redemption or forfeiture of any Units), (ii) the Transfer of Units by Management Holdings or (iii) any merger, consolidation, sale of all or substantially all of the assets of the Company, issuance of debt or any other similar capital transaction of the Company (each, a “Management Holdings Action”), Management Holdings and/or the Manager, as applicable, may take any action or make any adjustment with respect to the Corresponding Management Units to replicate, as closely as possible, such Management Holdings Action (including the effects thereof). Likewise, if Management Holdings takes any action with respect to its own securities that would be a Management Holdings Action if such action were taken by the Company with respect to its securities (to the extent permitted by this Agreement and the Management Holdings Agreement), the Manager may take any action or make any adjustment with respect to the Common Units to replicate, as closely as possible, such action (including the effects thereof). The Members shall take all actions reasonably requested by the Manager in connection with any Management Holdings Action and this Section 11.09(a) to the extent not inconsistent with this Agreement. For the avoidance of doubt, nothing in this Section 11.09(a) shall (i) require or authorize any issuance, cancellation, reclassification or other change to Units except as permitted by, and subject to, Article III (including Section 3.02 and Section 3.04), (ii) be construed to modify the one-to-one maintenance and capitalization mechanics set forth in Section 3.04, (iii) alter or override the application of any provision of this Agreement that expressly references Management Holdings, (iv) confer Member status on any Management Holdings Partner, except as provided in Article XII, or (v) modify this Article XI (including as to timing, eligibility or other limitations hereunder).

(b) Without limiting the generality of Section 11.01(i), following the Management Elective Redemption Date, for purposes of determining the applicability of any contractual lock-up period or Redemption Black-Out Period or the Redemption Date, if the Redeeming Member is Management Holdings, then such determination shall be made by reference to the applicable Management Holdings Partner holding Corresponding Management Units corresponding to the Redeemed Units (or portion thereof) subject to such Redemption.

ARTICLE XII

ADMISSION OF MEMBERS

Section 12.01. Substituted Members. Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Unit hereunder, the Permitted Transferee shall become a Substituted Member on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company, including the Schedule of Members (subject to Section 10.07(a)). Following admission, the Substituted Member shall enter into such additional documentation, if any, as the Manager reasonably and in good faith requests in connection with the Substituted Member’s admission and status as a Member.

Section 12.02. Additional Members. Subject to the provisions of Article X hereof, any Person that is not a Member as of the Effective Date (and is not a Permitted Transferee) may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) duly executed Joinder and counterparts to any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as may reasonably be requested by the Manager). Such admission shall become effective on the date on which the Manager determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company, including the Schedule of Members.

ARTICLE XIII

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01. Withdrawal and Resignation of Members. Except in the event of Transfers pursuant to Section 10.06 and the Manager’s right to resign pursuant to Section 6.03, no Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIV. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

ARTICLE XIV

DISSOLUTION AND LIQUIDATION

Section 14.01. Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal, removal, dissolution, Bankruptcy or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:

(a) the decision of the Manager together with the written approval of the Common Unitholders holding a majority of the Common Units to dissolve the Company (excluding for purposes of such calculation the PubCo Members and all Common Units held thereby);

(b) a dissolution of the Company under Section 18-801(4) of the Delaware Act, unless the Company is continued without dissolution pursuant thereto; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. An Event of Withdrawal shall not in and of itself cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 14.02. Winding up. Subject to Section 14.05, on dissolution of the Company, the Manager shall act as liquidating trustee or may appoint one or more Persons as liquidating trustee (each such Person, a “Liquidator”). The Liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as an expense of the Company. Until final distribution, the Liquidators shall, to the fullest extent permitted by applicable Law, continue to operate the properties of the Company with all of the power and authority of the Manager. The steps to be accomplished by the Liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the Liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the Liquidators shall pay, satisfy or discharge from the Company’s funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidators may reasonably determine) the following: first, all of the debts, liabilities and obligations of the Company owed to creditors other than the Members in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), including all expenses incurred in connection with the liquidations; and second, all of the debts, liabilities and obligations of the Company owed to the Members (other than any payments or distributions owed to such Members in their capacity as Members pursuant to this Agreement); and

(c) following any payments pursuant to the foregoing Section 14.02(b), all remaining assets of the Company shall be distributed to the Members in accordance with Section 4.01(a) by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation).

The distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 below shall constitute a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all of the Company’s property and shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 14.03. Deferment Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the Liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the Liquidators may, in their sole discretion and the fullest extent permitted by applicable Law, defer for a reasonable time the liquidation of any assets except those necessary to satisfy the Company’s liabilities (other than loans to the Company by any Member(s)) and reserves. Subject to the order of priorities set forth in Section 14.02, the Liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining assets in-kind of the Company in accordance with the provisions of Section 14.02(c), (b) as tenants in common and in accordance with the provisions of Section 14.02(c), undivided interests in all or any portion of such assets of the Company or (c) a combination of the foregoing. Any such Distributions in-kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the Liquidators deem reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any assets of the Company distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The Liquidators shall determine the Fair Market Value of any property distributed.

Section 14.04. Cancellation of Certificate. On completion of the winding up of the Company as provided herein, the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation of the Certificate with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 14.05. Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06. Return of Capital. The Liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from assets of the Company).

ARTICLE XV

GENERAL PROVISIONS

Section 15.01. Power of Attorney.

(a) Each Member (other than the AS Aggregators and, prior to the Management Elective Redemption Date, Management Holdings) hereby constitutes and appoints the Manager (or the Liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution, winding up and termination of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, substitution or resignation of any Member pursuant to Article XII or XIII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, Bankruptcy, insolvency or termination of any Member and the transfer of all or any portion of his, her or its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.

Section 15.02. Confidentiality.

(a) Each of the Non-PubCo Members agrees to hold the Confidential Information in confidence and may not disclose, use, divulge, publish or otherwise reveal, directly or indirectly through another Person, any of such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes all non-public information concerning PubCo, the Company or their Subsidiaries including ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s current and future business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, customers, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to each Non-PubCo Member, Confidential Information does not include information or material that: (a) is rightfully in the possession of such Member at the time of disclosure by PubCo, the Company or their representatives; (b) before or after it has been disclosed to such Member by PubCo, the Company or their representatives, becomes part of public knowledge, not as a result of any action or inaction of such Member in violation of this Agreement; (c) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer of the Company or of PubCo, or any other Officer or officer of PubCo designated by the Manager to approve such release; (d) is disclosed to such Member or its representatives by a third party not, to the knowledge of such Member, in violation of any obligation of confidentiality owed to PubCo, the Company or their Affiliates with respect to such information; or (e) is or becomes independently developed by such Member or their respective representatives without use of or reference to the Confidential Information.

(b) Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, any Other Agreement or any other agreement to which such Non-PubCo Member is party with PubCo, the Company or any of their Subsidiaries, each of the Non-PubCo Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisors, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided, that such Member shall remain liable with respect to any breach of this Section 15.02 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisors, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 15.02).

(c) Notwithstanding Section 15.02(a) or Section 15.02(b), each of the Non-PubCo Members may disclose Confidential Information (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, provided, that such Member (A) shall give the Company notice thereof as promptly as practicable (to the extent legally permitted), (B) shall use commercially reasonable efforts to assist the Company in resisting or otherwise responding to such legal process at the Company’s sole cost and expense and (C) shall limit such disclosures of Confidential Information to those actually required by such a lawful and valid legal process (and such Member shall be entitled to rely on the advice of its counsel for determining what is actually required); (ii) for purposes of reporting to its stockholders and direct and indirect equityholders (each of whom are bound by customary confidentiality obligations) the performance of the Company and its Subsidiaries (including in connection with such equityholders’ fundraising and reporting activities, provided that any such recipient for such purpose is bound by customary confidentiality obligations) and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; (iii) to any bona fide prospective purchaser of the equity or assets of a Non-PubCo Member, or the Common Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Member (provided, that (x) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (y) such Member will be liable for any breaches of this Section 15.02 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 15.02)); (iv) in connection with any audit or any examination by a regulator, bank examiner or self-regulatory organization with regulatory oversight over such Member, provided, that, such audit or examination is not specifically directed primarily at PubCo, the Company, any of their Subsidiaries or the Confidential Information; or (vi) to the extent reasonably required in connection with any litigation against or involving the Company or such Non-PubCo Member. Notwithstanding any of the foregoing, nothing in this Section 15.02 will restrict in any manner the ability of PubCo to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

Section 15.03. Amendments. Except as otherwise contemplated by this Agreement, this Agreement may be amended or modified upon the written consent of the Manager, together with the written consent of the holders of a majority of the Common Units then outstanding (excluding all Common Units held by the PubCo Members). Notwithstanding the foregoing, no amendment or modification:

(a) to this Section 15.03 may be made without the prior written consent of the Manager and each of the Members;

(b) to any of the terms and conditions of this Agreement which terms and conditions expressly (i) require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter or (ii) reserve rights to the AS Representative may be made without obtaining the consent of the AS Representative, as applicable; and

(c) to any of the terms and conditions of this Agreement which would (i) reduce the amounts distributable to a Member pursuant to Articles IV and XIV in a manner that is not pro rata with respect to all Members, (ii) increase the liabilities of a Member hereunder, (iii) otherwise materially and adversely affect a holder of Units (with respect to such Units) in a manner materially disproportionate to any other holder of Units of the same class or series (with respect to such Units) (other than amendments, modifications and waivers necessary to implement the provisions of Article XII) or (iv) materially and adversely affect the rights of (x) any Member under Section 7.01 or Section 7.04 or (y) any Member that, together with its Affiliates, holds more than 5% of the outstanding Common Units under Section 3.04, Section 3.05 or Article X, shall be effective against such affected Member or holder of Units, as the case may be, without the prior written consent of such Member or holder of Units, as the case may be. For purposes of clause (iv) hereof, Management Holdings shall be deemed not to be an Affiliate of the AS Aggregators or their Affiliates.

Notwithstanding any of the foregoing, the Manager may make any amendment (i) (A) of an administrative nature that is necessary in order to implement the substantive provisions hereof or (B) without limiting the terms of Section 11.08, to the terms and conditions of Article XI, in each case, without the consent of any other Member; provided, that any such amendment does not adversely change the rights of the Members hereunder in any respect or (ii) to reflect any changes to the Class A Common Stock or Class B Common Stock or the issuance of any other capital stock of PubCo. The Manager shall deliver a copy of any amendment or modification to this Agreement that does not receive the consent of all Members promptly (but in any event within 30 days) after the effectiveness thereof to all Members that did not consent to such amendment or modification.

Section 15.04. Title to Company Assets. Company assets shall be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All assets of the Company shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

Section 15.05. Addresses and Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when sent in the form of an electronic transmission (provided no “bounceback” or notice of non-delivery), and shall be directed to the address set forth, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the Company or the sending party.

To the Company:

SOLV Energy Holdings LLC

16680 West Bernardo Drive

San Diego, CA 92127

Attn:

Email:

with a copy (which copy shall not constitute notice) to:

Weil Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael Lubowitz; Ryan Taylor; Alexander D. Lynch

E-mail:

To PubCo:

SOLV Energy, Inc.

16680 West Bernardo Drive

San Diego, CA 92127

Attn:

Email:

with a copy (which copy shall not constitute notice) to:

Weil Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael Lubowitz; Ryan Taylor; Alexander D. Lynch

E-mail:

To Manager Sub:

SOLV Manager Sub Inc.

16680 West Bernardo Drive

San Diego, CA 92127

Attn:

Email:

with a copy (which copy shall not constitute notice) to:

Weil Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael Lubowitz; Ryan Taylor; Alexander D. Lynch

E-mail:

To the Members, as set forth on Schedule 2.

Section 15.06. Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.07. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, Losses, Distributions, capital or property of the Company other than as a secured creditor.

Section 15.08. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.09. Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 15.10. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the substantive laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 15.05 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

Section 15.11. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 15.12. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.13. Execution and Delivery Electronic Signature and Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby or entered into by the Company in accordance herewith, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic signature and/or electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the written request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or electronic transmission to execute and/or deliver a document or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 15.14. Right of Offset. Whenever the Company or PubCo is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company or PubCo which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to PubCo shall not be subject to this Section 15.14.

Section 15.15. Entire Agreement. This Agreement, those documents expressly referred to herein (including the Registration Rights Agreement and the Tax Receivable Agreement) and other documents that are executed, adopted or become effective in connection with the Reorganization or the IPO embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Existing LLC Agreement is superseded by this Agreement as of the Effective Date and shall be of no further force and effect thereafter.

Section 15.16. Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 15.17. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

SOLV ENERGY HOLDINGS LLC

By:
Name:
Title:

PUBCO MEMBERS:

SOLV ENERGY, INC.

By:
Name:
Title:

SOLV MANAGER SUB INC.

By:
Name:
Title:

SOLV SUB 2 INC.

By:
Name:
Title:

SOLV SUB 3 INC.

By:
Name:
Title:

NON-PUBCO MEMBERS:

ASP SOLV AGGREGATOR LP

By: ASP Manager Corp., its general partner

By:
Name:
Title:

ASP ENDEAVOR INVESTCO LP

By: ASP Manager Corp., its general partner

By:
Name:
Title:

SOLV ENERGY MANAGEMENT HOLDINGS LP

By: ASP Manager Corp., its general partner

By:
Name:
Title:

ASP SOLV AGGREGATOR LP,
as attorney-in-fact for the Non-PubCo Members (other than the AS Aggregators and Management Holdings)

By: ASP Manager Corp., its general partner
By:
Name:
Title:

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [●], 20[●] (this “Joinder”), is delivered pursuant to that certain Amended and Restated Limited Liability Company Agreement, dated as of [●], 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) of SOLV Energy Holdings LLC, a Delaware limited liability company (the “Company”), by and among the Company, SOLV Energy, Inc., a Delaware corporation, SOLV Manager Sub Inc., a Delaware corporation and the managing member of the Company (“Manager Sub”), and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the LLC Agreement.

1.

Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to Manager Sub, the undersigned hereby is admitted as and hereafter will be a Member under the LLC Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the LLC Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the LLC Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

Exhibit A – Page 1

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]:

By:
Name:
Title:

Acknowledged and agreed
as of the date first set forth above:

SOLV ENERGY HOLDINGS LLC

By: SOLV Manager Sub Inc., its Managing Member
By :
Name:
Title:

Exhibit A – Page 2

Exhibit B-1

FORM OF AGREEMENT AND CONSENT OF SPOUSE

The undersigned spouse of [●] (the “Member”), a party to that certain Amended and Restated Limited Liability Company Agreement, dated as of [●], 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of SOLV Energy Holdings LLC, a Delaware limited liability company (the “Company”), by and among the Company, SOLV Energy, Inc., a Delaware corporation, SOLV Manager Sub Inc., a Delaware corporation and the managing member of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledges on his or her own behalf that:

I have read the Agreement and understand its contents. I acknowledge and understand that under the Agreement, any interest I may have, community property or otherwise, in the Units owned by the Member is subject to the terms of the Agreement which include certain restrictions on Transfer.

I hereby consent to and approve the Agreement. I agree that said Units and any interest I may have, community property or otherwise, in such Units are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of the Agreement on said Units or any interest I may have, community property or otherwise, in said Units.

I hereby acknowledge that the meaning and legal consequences of the Agreement have been explained fully to me and are understood by me, and that I am signing this Agreement and consent without any duress and of free will.

Dated: [●]

[NAME OF SPOUSE]:

By:
Name:
Title:

Exhibit B-1 – Page 1

Exhibit B-2

FORM OF SPOUSE’S CONFIRMATION OF SEPARATE PROPERTY

I, the undersigned, the spouse of [●] (the “Member”), who is a party to that certain Amended and Restated Limited Liability Company Agreement, dated as of [●], 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of SOLV Energy Holdings LLC, a Delaware limited liability company (the “Company”), by and among the Company, SOLV Energy, Inc., a Delaware corporation, SOLV Manager Sub Inc., a Delaware corporation and the managing member of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledge and confirm that the Units owned by said Member are the sole and separate property of said Member, and I hereby disclaim any interest in same.

I hereby acknowledge that the meaning and legal consequences of this Member’s spouse’s confirmation of separate property have been fully explained to me and are understood by me, and that I am signing this Member’s spouse’s confirmation of separate property without any duress and of free will.

Dated: [●]

[NAME OF SPOUSE]:

By:
Name:
Title:

Exhibit B-2 – Page 1